Exhibit 10.2

EXECUTION

DEED OF OFFICE LEASE AGREEMENT

BETWEEN

MARSHALL PROPERTY LLC,

a Delaware limited liability company

(“LANDLORD”)

AND

ALARM.COM INCORPORATED, a Delaware corporation

(“TENANT”)

DEED OF OFFICE LEASE AGREEMENT

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building known as 8281 Greensboro Drive, Tysons, Virginia 22102.

The parties to this instrument hereby agree with each other as follows:

1. Basic Lease Provisions and List of Exhibits.

1.01 Introduction

The following sets forth the basic terms of this Lease, and, where appropriate, constitutes definitions of certain terms used in this Lease.

1.02 Basic Data

Execution Date:	August 8, 2014

Landlord:	MARSHALL PROPERTY LLC, a Delaware limited liability company

Landlord’s Notice Address(es):	c/o Beacon Capital Partners, LLC 200 State Street, 5th Floor Boston, Massachusetts 02109 with a copy to: Spartin Planning, PLLC 1421 Prince Street, Suite 200 Alexandria, VA 22314

Tenant:	ALARM.COM INCORPORATED, a Delaware corporation

Tenant’s Notice Addresses:

Prior to occupancy of the Premises:

8150 Leesburg Pike, Suite 1400

Vienna, VA 22182,

Attention: Karen Mills

After occupancy of the Premises:

8281 Greensboro Drive Tysons, Virginia 22102

Attention: Karen Mills

Premises:	A portion of the rentable area on the first (1st) floor (known as Suites 100 and 150), and the entire rentable area on each of the ninth (9th), tenth (10th), and eleventh (11th) floors, of the Building (known as Suite 1100), in accordance with the floor plans annexed hereto as Exhibit A (two pages) and incorporated herein by reference. The Premises shall be known as Suite 1100.

Total Rentable Area of the Premises:	An aggregate of an “agreed upon” and stipulated eighty-two thousand seven hundred fifty-eight (82,758) rentable square feet, comprised of twelve thousand two hundred seventy-nine (12,279) rentable square feet on the first (1st) floor (the “First Floor Space”), and twenty-three thousand four hundred ninety-three (23,493) rentable square feet on each of the ninth (9th), tenth (10th), and eleventh (11th) floors.

Building:	For the purposes of this Lease, the “Building” shall mean the building commonly known as 8281 Greensboro Drive, Tysons, Virginia, 22102 as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time.

Total Rentable Area of the Building:	257,824 square feet

Property:	The parcel(s) of land on which the Building is located and the other improvements thereon (including the Building, Garage, driveways and landscaping).

Term or Lease Term:	A period of one hundred thirty-five (135) calendar months commencing on the Commencement Date (plus the partial month, if any, immediately following the Commencement Date), and terminating on the Expiration Date, unless extended or sooner terminated as hereinafter provided.

Delivery Date:

Subject to Section 4.01 of the Lease, the date on which the Premises are made available to Tenant in their “as-is where-is” condition, broom clean and free of personal property. Landlord shall be responsible to ensure that the Base Building Systems (as hereinafter defined) serving the Premises are in good working order as of the Delivery Date.

The estimated Delivery Date is one (1) business day following the date this Lease is fully executed and delivered.

Commencement Date:	The later to occur of (a) the date the Initial Alterations are substantially complete (as hereafter defined), and (b) March 1, 2015, but in no event later than April 1, 2015 (the “Outside Commencement Date”).

Expiration Date:	The date that is one hundred thirty-five (135) months (plus the partial month, if any, if the Commencement Date occurs on other than the first day of a month) after the Commencement Date.

Lease Year:	A twelve-(12)-month period beginning on the Commencement Date or an anniversary of the Commencement Date, except that if the Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Commencement Date and end on the last day of the month containing the first anniversary of the Commencement Date, and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year. Notwithstanding anything to the contrary herein contained, the last Lease Year shall end on the Expiration Date.

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Base Rent:	An amount equal to the product of (a) the number of square feet of rentable area in the Premises, multiplied by (b) the Base Rent Per Rentable Square Foot of the Premises in effect from time to time {as defined below).

Lease Year	Base Rent Per Rentable Square Foot of Premises	Monthly Installment of Base Rent	Annual Base Rent
Commencement Date - end of Lease Year 1*	$30.50	$210,343.25	$2,524,119.00
2*	$31.11	$214,550.12	$2,574,601.38
3	$31.73	$218,825.95	$2,625,911.34
4	$32.36	$223,170.74	$2,678,048.88
5	$33.01	$227,653.47	$2,731,841.58
6	$33.67	$232,205.16	$2,786,461.86
7	$34.34	$236,825.81	$2,841,909.72
8	$35.03	$241,584.40	$2,899,012.74
9	$35.73	$246,411.95	$2,956,943.34
10	$36.44	$251,308.46	$3,015,701.52
11	$37.17	$256,342.91	$3,076,114.86
12 (partial)	$37.91	$261,446.32	$3,137,355.78

*	subject to abatement as provided below

Provided no Default then exists, Tenant shall have no obligation to pay (i) one hundred percent (100%) of the Base Rent for the first ten (10) full calendar months following the Commencement Date (the “Full Base Rent Abatement Period”), and (ii) fifty percent (50%) of the Base Rent for the eleventh (11th) through and including the twentieth (20th) full calendar months following the Commencement Date (the “Partial Base Rent Abatement Period”) (the Full Base Rent Abatement Period and the Partial Base Rent Abatement Period collectively referred to as the “Rent Abatement Periods”). The total amount of Base Rent abated during the Rent Abatement Periods is referred to as the “Abated Base Rent.” During the Rent Abatement Periods, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

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Base Years:	For Expenses: Calendar Year 2016 For Taxes: Calendar Year 2016

Tenant’s Pro Rata Share:

For Expenses: a fraction, the numerator of which is the Total Rentable Area of the Premises (82,758) and the denominator of which is the Total Rentable Area of the Building (257,824), which is equal to 32.10%

For Taxes: a fraction, the numerator of which is the Total Rentable Area of the Premises (82,758) and the denominator of which is the Total Rentable Area of the Building (257,824), which is equal to 32.10%

Allowance:	Up to an amount equal to the product of (a) Seventy-Five Dollars ($75.00), multiplied by (b) the number of square feet of rentable area in the Premises (82,758), the product of which equals Six Million Two Hundred Six Thousand Eight Hundred Fifty Dollars ($6,206,850.00).

Guarantor:	BCSP V U.S. INVESTMENTS, L.P. guarantees Landlord’s obligation to pay the Allowance pursuant to that certain Guaranty of Lease in the form attached hereto as Exhibit N.

Initial Alterations:	See attached Work Letter Agreement attached hereto as Exhibit C.

Permitted Use:	General office purposes, including ancillary equipment support functions, customer service support, light assembly and testing and related lawful uses that are consistent with comparable quality office buildings located in the Tysons, Virginia submarket in close proximity to a metro station (the “Market Area”).

Broker:	Landlord’s Broker: Cassidy Turley Tenant’s Broker: DTZ Americas, Inc., an Illinois corporation

Security Deposit:	None.

Landlord’s Service Partner:	CT Corporation System 4701 Cox Road, Suite 301 Glen Allen, VA 23060

Guarantor of Tenant’s Obligations under this Lease:	None.

1.03 List of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes.

Exhibit A	Outline and Location of Premises
Exhibit B	Location of Tenant’s Reserved Parking Spaces

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Exhibit C	Work Letter
Exhibit C-1	Building Shell Description
Exhibit D	Commencement Date Agreement
Exhibit E	Building Rules and Regulations
Exhibit F	Additional Provisions
Exhibit G	HVAC Specifications
Exhibit H	Locations for Generator
Exhibit I	Current Mortgagee’s form of SNDA
Exhibit J	Janitorial Specifications
Exhibit K	Dog Policy Guidelines
Exhibit L	Approved Logo for Signage
Exhibit M	Location of Storage Space
Exhibit N	Form of Guaranty of Lease (Landlord’s obligation to pay Allowance)

2. Lease Grant. The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are from time to time designated by Landlord for the common use of tenants and others (the “Common Areas”). Nothing contained herein shall affect Landlord’s right to add to, subtract from, or alter the Common Areas, so long as the same does not materially adversely affect Tenant’s access to the Premises or increase Tenant’s Pro Rata Share as set forth in Section 1.02. The parties acknowledge and stipulate that the total rentable square footage of the Premises and the Building is eighty-two thousand seven hundred fifty-eight (82,758) rentable square feet and Two Hundred Fifty Seven Thousand and Eight Hundred Twenty-Four (257,824) rentable square feet, respectively, as determined by Landlord’s architect in accordance with the Building Owners and Managers Association (BOMA) Standard Method for Measuring Floor Area in Office Buildings, Z65.1 - 1996 as approved June, 1996.

3. Term. The “Term” of this Lease shall commence on the Commencement Date and end on the Expiration Date as stated in Section 1.02, unless extended or terminated pursuant to the terms hereof. Once the Commencement Date has been determined, Landlord and Tenant shall execute an agreement, in the form attached hereto as Exhibit D, in which shall be stated the Commencement Date and the Expiration Date.

4. Adjustment of Commencement Date; Possession.

4.01 The Premises shall be made available to Tenant on or about the estimated Delivery Date so that Tenant may begin to complete the Initial Alterations (as defined in Exhibit C) in accordance with this Lease. All access to the Building shall be coordinated through the property manager and/or the Building engineer. All of the terms and conditions of this Lease shall apply from and after the Delivery Date, except that Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises as necessary to perform initial improvement work thereto. The Initial Alterations shall be performed by Tenant pursuant to Exhibit C attached hereto and shall be deemed to be “Substantially Complete” on the date that all of the Initial Alterations have been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises. If the Delivery Date does not occur within ten (10) business days after the date this Lease is fully executed and delivered (the “Abatement Trigger Date”), then, as its sole and

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exclusive remedy therefor (except as provided in the following paragraph) Landlord shall grant to Tenant a rent abatement equal to the per diem Base Rent, Tax Excess and Expense Excess payable during the first Lease Year for each day during the period commencing on the day following the Abatement Trigger Date and continuing through the day preceding the Delivery Date (to be applied immediately following the Rent Abatement Periods). For the purposes of this Lease, Landlord shall be deemed to have given Tenant possession to the Premises at such time as Landlord provides Tenant with full and unencumbered access to the entire Premises (by making access devices available to Tenant), the Premises are in broom-clean condition, vacant and free of all tenancies or other occupants.

To the extent that Tenant is delayed in causing the Initial Alterations to be Substantially Complete solely and directly because of a Landlord Delay (as hereinafter defined), the date set forth in clause (b) of the definition of Commencement Date (and the Outside Commencement Date, as applicable) shall be extended on a day for day basis for each day of such Landlord Delay. The term “Landlord Delay” shall mean a delay in Tenant’s ability to Substantially Complete the Initial Alterations, which delay is caused solely and directly by: (i) the failure by Landlord to deliver the Premises by the Abatement Trigger Date; (ii) the failure of by Landlord to deliver the Premises in the condition required under this Lease; or (iii) the failure by Landlord to deliver the required written authorizations, approvals or disapprovals required of Landlord within the time periods specified in Exhibit C (except to the extent such approvals are deemed granted). Tenant shall use good faith efforts to mitigate the effect of any Landlord Delay. Notwithstanding the foregoing, no Landlord Delay shall occur until (i) Tenant shall have given Landlord written notice of such Landlord Delay, which notice shall state with particularity the nature of the delay, and (ii) such delay is not cured by Landlord within two (2) business days following Landlord’s receipt of such notice.

Landlord and Tenant acknowledge that the Premises are currently in “shell condition” as defined on Schedule I to Exhibit C attached hereto. The Premises are accepted by Tenant in “as-is” condition and configuration without any representations or warranties by Landlord, except as otherwise expressly set forth in this Lease; provided, however, that all cabling and telecom wiring from prior tenants of the Premises shall have been removed. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Notwithstanding anything in this Lease to the contrary, all of the provisions of this Lease (including, without limitation, all insurance, indemnity and utility provisions) shall apply during such early access period prior to the Commencement Date, except that during such period (a) Tenant shall not be obligated to pay any Rent, and (b) Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises in order for Tenant to perform the Initial Alterations.

5. Rent.

5.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent, Storage Space Rent (as hereinafter defined), and Additional Rent (as hereinafter defined) due for the Term (collectively referred to as “Rent”). Tenant shall pay to Landlord along with each monthly installment of Base Rent an amount equal to the Storage Space Rent as defined in Paragraph 8 of Exhibit F hereto. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this

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Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. Rent shall be paid pursuant to instructions delivered by Landlord to Tenant from time to time, and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to five percent (5%) of all past due Rent. Notwithstanding the foregoing, on two (2) occasions in any twelve (12) month period, Tenant shall have five (5) business days after receipt of written notice from Landlord to make such payment to Landlord before such administration fees are charged to Tenant with respect thereto. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease. If any Rent or other charge is payable for a partial calendar month or partial calendar year during the Term, such amount shall be prorated on a per diem basis for such partial calendar month or partial calendar year during the Term.

5.02 Payment of Expenses and Taxes.

A. From and after the first anniversary of the Commencement Date Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (as hereinafter defined) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (as hereinafter defined) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term based on generally accepted accounting principles, consistently applied from one year to the next. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth (1/12) of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of any revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

B. Within approximately 150 days following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year, which statement shall be broken down into categories of expenses. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided that, if the Term expires

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before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess for such prior calendar year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of actual Expenses or actual Taxes, any underpayment for the prior calendar year. At Landlord’s reasonable discretion (in accordance with generally accepted accounting principles, consistently applied), Landlord may amortize any Expense that is not incurred on an annual basis over a reasonable number of calendar years, rather than passing through the entire cost of such Expense in the calendar year in which such Expense was incurred.

5.03 Expenses.

A. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor-related costs; (b) commercially reasonable management fees as compared with Comparable Buildings for comparable services (but during the initial Lease Term in no event more than three percent (3%) of the gross revenue of the Building); (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building (up to a maximum of 2,000 rentable square feet), provided that, if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties, and the fair market rental value of any Building conference room available for use by the office tenants of the Building; (d) accounting costs; (e) the cost of services and amenities, including, without limitation the fitness facility and rooftop terrace; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; (i) all costs incurred by Landlord to comply with Laws first applicable to the Building after the Execution Date hereof; and (j) the Annual Charge Off Amount of capital expenditures made by Landlord for repairs and maintenance and other capital expenditures which other capital expenditures either (1) are required to comply with Laws first applicable to the Building after the Execution Date hereof, or (2) in Landlord’s reasonable business judgment, are projected to reduce Expenses after taking into account the amortization thereof permitted to be included in Expenses hereunder. “Annual Charge-Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life, as hereinafter defined, of the capital item in question on a level payment direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question. However, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building operating costs including, without limitation, energy-related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the Annual Charge-Off of such capital expenditure computed as aforesaid, then and in such event, the Annual Charge-Off shall be increased to an amount equal to the Projected Annual Savings; and in such circumstances, the increased Annual Charge-Off (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the capital item in question, together with interest thereon at the Capital Interest Rate as aforesaid, in equal monthly payments, each in the amount of one-twelfth (1/12th) of the Projected Annual Savings, with

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such payments being applied first to interest and the balance to principal. “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item. “Capital Interest Rate” shall be defined as an annual rate of either three percentage points over the so-called Wall Street Journal prime rate at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

B. Expenses shall not include:

(a) principal and interest payments (including, without limitation, points, fees and reserves) of any mortgage and other non-operating debts of Landlord and rental under any ground lease;

(b) costs incurred in connection with the sale, financing or refinancing of the Building (including, without limitation, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, fees and costs, and escrow fees and costs);

(c) costs of renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Building;

(d) costs in connection with leasing space in the Building, including brokerage commissions, advertising and promotional expenditures; and lease concessions, rental abatements and construction allowances granted to specific tenants; or

(e) attorneys’ fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building;

(f) the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant;

(g) depreciation or amortization (except as set forth above with respect to capital expenditures);

(h) sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section 2.A above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

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(i) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss;

(j) wages, salaries, or other compensation paid to any executive employees above the grade of general manager, except that if any such employee performs a service which would have been performed by an outside consultant, the compensation paid to such employee for performing such service shall be included in Expenses, to the extent only that the cost of such service does not exceed competitive cost of such service had such service been rendered by an outside consultant;

(k) Landlord’s charitable and political contributions;

(l) all costs of purchasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);

(m) any expenses for which Landlord has received actual reimbursement (other than through Expenses);

(n) advertising and promotional expenditures;

(o) costs incurred (less costs of recovery) for any items to the extent such amounts are, in Landlord’s reasonable judgment, recoverable by Landlord under a manufacturer’s, materialman’s, vendor’s or contractor’s warranty, indemnity or surety bonds, guaranties or insurance proceeds from Landlord’s insurance policies (or, if Landlord failed to maintain the insurance required to be maintained by Landlord hereunder, such proceeds as Landlord would have received had Landlord maintained the requisite insurance);

(p) costs of a capital nature except as expressly permitted herein;

(q) the cost of testing, remediation, removal, transportation or storage of Hazardous Materials (as defined in Section 7.02) in, on or under the Building required by environmental Laws, provided however, that with respect to the testing, remediation or removal of (i) any material or substance located in, on or under the Building on the Execution Date and which, as of the Execution Date, is not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, and (ii) any material or substance located in, on or under the Building after the Execution Date and which, when placed in, on or under the Building was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof may be included in Expenses, subject, however, to the limitations on capital expenditures as provided herein;

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(r) costs incurred for operation and maintenance of any retail areas of the Building, or compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(s) costs incurred solely and directly on account of the violation by Landlord or any other tenant or occupant in the Building of the terms and conditions of any lease or occupancy agreement with Landlord, which costs would not otherwise constitute Expenses;

(t) costs and expenses incurred by Landlord to correct any noncompliance with Laws applicable to the common and public areas of the Building which are in effect and applicable to the Building as of the date hereof; and

(u) general corporate overhead and administrative expenses of Landlord or its managing agent that are unrelated to the operation, management, repair or maintenance of the Building.

C. If at any time during a calendar year (including the Base Year) the Building is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to ninety-five percent (95%) of the Total Rentable Area of the Building, Expenses that vary with occupancy shall be determined as if the Building had been ninety-five percent (95%) occupied and Expenses shall be determined as if Landlord had been supplying services to ninety-five percent (95%) of the Total Rentable Area of the Building.

D. For purposes of determining Tenant’s Pro Rata Share of Expenses, the amount of Controllable Expenses (hereinafter defined) included in Expenses for any calendar year shall not exceed the lesser of (a) the actual amount of such Controllable Expenses for the calendar year in question, or (b) the Controllable Expenses Cap, as hereinafter defined, for such calendar year. The “Controllable Expenses Cap” for each calendar year shall be calculated by multiplying the actual amount of Controllable Expenses for the prior calendar year times one hundred five percent (105%). In the event that in any calendar year the increase in Controllable Expenses over the Controllable Expenses for the immediately preceding calendar year is less than the Controllable Expenses Cap for such year, any shortfall shall be carried forward to later calendar years allowing Landlord to raise the Controllable Expenses Cap for such years (provided that the average increase during the Term does not exceed 5% per year). “Controllable Expenses” shall be defined as all Expenses excluding the following expenses, premiums for Landlord’s insurance, snow and ice control and removal, Taxes or any other tax or governmental or quasi-governmental assessment, costs of repairs and maintenance incurred to comply with Laws first applicable to the Building after the Execution Date hereof, and electricity, water and other utility costs.

5.04 Taxes. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, vault taxes, gross

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receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; (c) all taxes, or similar charges, imposed upon Landlord or the Building related to the metro rail system and/or as the result of any transportation assessment or district created by any governmental or quasi-governmental entity; (d) all costs and fees incurred in connection with seeking reductions in or appeals of any tax liabilities described in (a) and (b). Without limitation, Taxes shall not include any income, rental, excess profits or revenue, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted, and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated, and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

5.05 Tenant’s Right to Examine Records. Subject to the provisions of this Section 5.05, provided there does not then exist a Default by Tenant under this Lease, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of Expense Excess:

(i) Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Expenses (the “Expenses Statement”). Tenant shall have no right to examine all documentation and calculations pursuant to this Section unless Tenant has paid the amount shown on the Expenses Statement. Tenant shall exercise such right by giving Landlord written notice (the “Documentation Request”) no more than two hundred seventy (270) days after Landlord gives Tenant an Expenses Statement in respect of such period (the “Documentation Request Due Date”). If Tenant has not objected to any Expenses Statement within two hundred seventy (270) days after Landlord has given it to Tenant, then Tenant shall have no further rights under this Section 5.05 with respect to such Expenses Statement.

(ii) Such documentation and calculations shall be made available to Tenant at the offices where Landlord keeps such records during normal Business Hours within a reasonable time after Landlord receives a Documentation Request. Landlord shall notify Tenant (the “Documentation Availability Notice”) when such documents and calculations are available for examination.

(iii) Such examination (the “Examination”) may be made only by a nationally or regionally recognized independent certified public accounting firm (a “Major CPA Firm”), or by another certified public accounting firm reasonably approved by Landlord, in either case licensed to do business in the jurisdiction where the Building is located. Without limiting

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Landlord’s approval rights with respect to an examiner that is not a Major CPA Firm, Landlord may withhold its approval of any examiner of Tenant who is representing, or in the case of an examiner other than a Major CPA Firm has within the last two (2) years prior to Tenant’s request represented, any other tenant in the Building or in other buildings owned by Landlord or an affiliate of Landlord. In no event shall Tenant use any examiner who is being paid by Tenant on a contingent fee basis.

(iv) As a condition to performing any such Examination, Tenant and its examiner(s) shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination. Without limiting the foregoing in the case of an examiner other than a Major CPA Firm, such examiner(s) shall be required to agree that it will not represent any other tenant in the Building or in other buildings owned by Landlord or an affiliate of Landlord.

(v) The Examination shall be commenced within thirty (30) days after Landlord delivers the Documentation Availability Notice and shall be concluded within sixty (60) days of its commencement. Tenant shall provide Landlord with a written report (the “Report”) from its examiner summarizing the results of the Examination not later than the earlier to occur of (a) five (5) days after Tenant’s receipt of the Report and (b) ninety-five (95) days after Landlord delivers the Documentation Availability Notice (the earlier of such dates, the “Report Due Date”).

(vi) If Tenant delivers the Report to Landlord on or before the Report Due Date, and if Tenant disagrees with the Expenses Statement, Landlord and Tenant shall negotiate in good faith for thirty (30) days (the “Expenses Negotiation Period”) to agree on a resolution.

(vii) If Landlord and Tenant have not agreed on a resolution within the Expenses Negotiation Period, then Tenant may request that the matter be determined by arbitration by giving Landlord written notice (the “Expenses Arbitration Request”) within thirty (30) days after the expiration of the Expenses Negotiation Period (“Arbitration Request Due Date”), in which case the matter shall be submitted to arbitration.

(viii) If, after the Examination with respect to any calendar year, it is finally determined that: (a) Tenant has made an overpayment on account of Expense Excess, Landlord shall promptly refund such overpayment (less any amount then due to Landlord from Tenant) directly to Tenant. If such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord; or (b) Tenant has made an underpayment on account of Expense Excess, Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord; and (c) if the amount of Expenses was overstated by more than five percent (5%), Landlord shall pay Tenant’s reasonable out-of-pocket cost for such audit within thirty (30) days after Landlord’s receipt of paid invoices evidencing direct third party costs actually incurred in connection with such audit, up to a maximum of Fifteen Thousand Dollars ($15,000) per year.

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(ix) Time is of the essence of the provisions of this Section 5.05. Should Tenant fail to give Landlord the Documentation Request by the Documentation Request Due Date, or the Report by the Report Due Date, or the Expenses Arbitration Request by the Arbitration Request Due Date, then in any such case Tenant shall have no further right to question said Expenses, and the amounts shown on Landlord’s Expenses Statement shall be final as between the parties.

5.06 Landlord shall not recover from Tenant increases in Expenses and Taxes for any calendar year which, when added to the total amount of additional rent payable by all tenants of the Building on account of Expenses and Taxes for such year, will exceed the actual amount of Expenses incurred by and Taxes assessed to Landlord for such year. Expenses shall be determined in accordance with generally accepted accounting principles consistently applied from year to year as such principles are generally applied in the real estate industry. Landlord agrees to retain its books and records with respect to Expenses for a period of at least three (3) years from the date Landlord submits an Expense Statement to Tenant.

6. [Intentionally Omitted].

7. Compliance with Laws; Use.

7.01 The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all federal, state and municipal statutes, codes, ordinances, orders, rules and regulations of any governmental authority, quasi-governmental authority, or association body which has the authority to regulate the Premises, the Building or the Property, whether in effect now or later, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations (defined in Section 11.03) or improvements in the Premises performed or requested by Tenant (however Tenant shall not be responsible for such compliance if the requirement is triggered solely because it had been grandfathered until future improvements were made). “Base Building” shall include the structural portions of the Building, the public restrooms, public corridors, public water fountains, and public Building entrances, and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. It shall be Landlord’s responsibility at Landlord’s expense (subject to reimbursement if and to the extent permitted pursuant to Article 5 above) to comply at all times with all applicable provisions of Laws, including without limitation, the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereto as well as any American Society of Heating, Refrigerating and Air Conditioning Engineers (“ASHRAE”) standards or guidelines that have been adopted as local code requirements with respect to the Base Building HVAC systems that enter or serve the Premises but not including the normal HVAC distribution within the Premises (which compliance shall be Tenant’s responsibility), with respect to the Common Areas and the Base Building which are not Tenant’s responsibility, as aforesaid. Tenant shall, comply with the rules and regulations of the Building

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attached as Exhibit E (the “Rules and Regulations”) and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations; provided that prior written notice of any amendment or modification to the Rules and Regulations is given to Tenant and such amendment or modification (i) does not materially interfere with the Tenant’s right to use the Premises in accordance with the Permitted Use, and (ii) does not materially increase Tenant’s cost of operations or Tenant’s monetary obligations to Landlord under this Lease. Landlord shall not be obligated to enforce the Rules and Regulations against any person, provided, however, that Landlord shall not discriminate against Tenant in the enforcement thereof. In the event of any inconsistency between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall prevail.

7.02 (a) The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building.

(b) Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business for the Permitted Use, and then in compliance with all Laws. If Tenant breaches its obligations under this Article 7, Landlord may immediately take any and all action reasonably appropriate to remedy the same if and to the extent required by applicable Laws, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees and cost of cleanup and remediation) caused by Tenant’s failure to comply with the provisions of this Article 7; provided, however, that in no event shall Tenant be liable for consequential, indirect or punitive damages on account of any such failure, nor for matters for which Landlord is insured or required to be insured. This indemnity provision shall survive the termination or expiration of this Lease for a period of two (2) years.

(c) Landlord represents that as of the Execution Date hereof it has not received any notice of violation of any environmental Laws with respect to the Building (including the Premises) which remains uncured. Landlord shall remove or remediate (or cause the responsible party to remove and/or remediate) all Hazardous Materials either (i) existing in the Building (including the Premises) on the Delivery Date if and to the extent required by applicable Laws in effect as of the Delivery Date, or (ii) used, stored or disposed of on or about the Building during the Term by any party other than Tenant or any Tenant Related Parties if and to the extent required by applicable Laws. Tenant shall not be required to bear any portion of Landlord’s remediation expenses except that if such Hazardous Materials were not in violation of applicable Laws at the time they were placed in the Building, then the cost of such remediation shall be included as an Expense (subject to the limitation on capital expenses as provided in Article 5 above). Landlord shall indemnify and hold harmless Tenant from and against any and all claims, suits, liabilities, expenses, attorneys’ fees, damages, costs, fines and penalties, including without limitation actual and reasonable remediation costs incurred or

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suffered by Tenant due to Landlord’s violation of its obligations under this Section 7.02(c) or the presence of Hazardous Materials used, stored or released by Landlord in or about the Building in violation of applicable environmental Laws; provided, however, that in no event shall Landlord be liable for consequential, indirect or punitive damages, nor for matters for which Tenant is insured or required to be insured. This indemnity provision shall survive the termination or expiration of this Lease for a period of two (2) years.

7.03 Throughout the Lease Term, Tenant shall maintain the exterior, interior and image of the business being operated in the test house that may be included in the First Floor Space pursuant to Exhibit C attached hereto, to be used as a demonstration area, and all merchandise, presentation and window treatments, in a manner consistent with the first class image and use of the Building by Landlord for professional offices and retail. Tenant at all times shall (i) operate the Test House in a manner so as not to cause annoyance or interference to other tenants or occupants of the Building; (ii) maintain a decor, physical layout, and displays in the Test House in conformance with Tenant’s conceptual design plans, which are subject to Landlord’s approval pursuant to Exhibit C hereto; (iii) subject to Tenant’s rights in Paragraph 9 of Exhibit F attached hereto, ensure that no signage whatsoever is affixed to or visible from the glass doors, windows or any other surface that is visible from the exterior of the Test House; and (v) maintain a high standard of cleanliness throughout the Test House. Following Landlord’s approval thereof in accordance with this Lease, any proposed change in the signage or decor that is visible from the exterior of the Test House shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that it shall be reasonable for Landlord to withhold consent to any such proposed change that Landlord determines is not in keeping with the first class nature of the Building.

(b) Tenant shall not place or maintain any merchandise or other articles in any area outside of the Premises, or on the sidewalks, corridors or other common areas of the Building.

8. Building Services:

8.01 Landlord shall manage and operate the Building at a level commensurate with other similar first class office buildings of comparable age, size, location and quality in the Market Area (“Comparable Buildings”), and in doing so shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) heat and air conditioning (“HVAC”) in accordance with the specifications attached hereto as Exhibit G in season on Mondays-Fridays (excluding Building Holidays) during Business Hours, as hereinafter defined; provided that (1) if Tenant requests the same in writing by noon on the preceding Friday Landlord shall provide HVAC on Saturdays (excluding Building Holidays) during Business Hours at no additional charge, other than including such costs in Expenses), and (2) Tenant shall have the right to receive HVAC service during other hours by paying Landlord’s then standard charge (without markup for profit) for additional HVAC service so long as Tenant requests same by notice to Landlord (via email or such other electronic means as Landlord may direct) not later than noon. on the day of such overtime usage (for after-hours use on weekdays that are not Building Holidays) or noon on Friday (for after-hours use on weekends); (c) standard janitorial service in accordance with the specifications attached hereto as Exhibit J to the Premises and the Common Areas on business days (provided, however, that unless approved or otherwise

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requested by Tenant, Landlord shall not permit its cleaning and janitorial personnel to access the Premises prior to 7:00 p.m. on any business day); (d) elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency or as otherwise required by applicable law); (e) electricity in accordance with the terms and conditions in Section 8.02; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property and are consistent with the services being provided by Comparable Buildings (collectively, “Building Services”). Landlord hereby represents to Tenant that, as of the Execution Date of this Lease, the charge for additional HVAC service is $70.00 per hour per floor, or $35.00 per hour per wing on any particular floor (in all events subject to Landlord’s right, from time to time, to increase such charge to reflect direct increases in the cost of providing such services). “Business Hours” shall be defined as Mondays-Fridays (other than Building Holidays, as hereinafter defined) during the hours between 8:00 a.m. and 8:00 p.m. and on Saturdays (other than Building Holidays) during the hours between 9:00 a.m. and 2:00 p.m. “Building Holidays” shall include New Year’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day and Christmas Day.

8.02 Landlord shall provide electric current at all times (except in the event of emergency or force majeure events or conditions or as otherwise required by applicable law) at no charge (except for inclusion in Expenses as set forth in Article 5 hereof) to Tenant in the following quantities: 4 watts per rentable square foot for plugs and hardwired equipment (excluding Base Building HVAC loads) and 1 watt per rentable square foot for lights, for a total of 5 watts per rentable square foot.

8.03 Tenant agrees that it will not make any material change or addition to the electrical equipment in the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed.

8.04 Tenant shall not use electrical service in excess (whether in voltage, rated capacity, use beyond Business Hours or overall load) of the amounts set forth in Section 8.02. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant will pay Landlord for the actual cost of such excess. If Tenant is unable to take curative measures to eliminate such excess electricity usage within thirty (30) days after Landlord notifies Tenant of such excess usage, Tenant will be responsible for any cost to meter or submeter Tenant’s electrical consumption.

8.05 Landlord’s failure to furnish any utility, or any interruption, diminishment or termination of utility services (collectively, a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, entitle Tenant to an abatement of Rent, or relieve Tenant from any of its obligations under this Lease. However, if, as a result of a Service Failure that is reasonably within the control of Landlord to correct, the Premises (or any portion thereof) are made untenantable for a period longer than three (3) consecutive business days after Tenant notifies Landlord in writing of such failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the day Tenant notified Landlord in writing and ending on the day the service has been restored. If the entire Premises are not made untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

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8.06 So long as Tenant shall comply with Landlord’s reasonable security program for the Building, Tenant shall have access to the Premises and (for monthly pass holders) the Garage twenty-four (24) hours per day, three hundred sixty-five (365) days per year, during the Term of this Lease, except in an emergency. The Building is currently accessed by an electronic access system wherein tenants are permitted access to the Building by presenting electronic access cards at the electronic card readers. Landlord shall initially provide access cards to Tenant without charge in an amount equal to five (5) cards for each 1,000 rentable square feet in the Premises; additional cards (or replacements for lost cards) are available on Tenant’s request at Landlord’s standard charge therefor (currently $12 per card).

9. Assignment and Subletting:

9.01 Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use or occupy any portion of the Premises (collectively or individually, a “Transfer”) without Landlord’s prior written consent in accordance with this Article 9, which consent shall be granted or withheld in accordance with the approval standards set forth in this Article 9. Any attempted Transfer in violation of this Article is voidable by Landlord. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease.

9.02 Tenant shall provide Landlord with financial statements prepared in accordance with generally accepted accounting principles for the last (2) years for any proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation, and a description of the proposed use and business of the proposed assignee or subtenant, and, with respect to assignees, such other information as Landlord may reasonably request. Within fifteen (15) business days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer (by executing a consent agreement in a form reasonably designated by Landlord); or (b) reasonably refuse to consent to the Transfer in writing. Landlord agrees to approve or disapprove any proposed sublease or assignment (the reasons for which disapproval shall be explained in reasonable detail in Landlord’s disapproval notice to Tenant) within twenty (20) days after Landlord’s receipt of Tenant’s request therefor and all other documentation required to be delivered to Landlord in connection therewith. If Landlord fails to respond to Tenant within such twenty (20) day period and Landlord also fails to respond to Tenant within five (5) days after Landlord’s receipt of a second written request for Landlord’s approval, which second request is delivered after the expiration of the aforesaid twenty (20) day period and states in bold capital letters that the request will be deemed approved in accordance with Article 9 of the Lease if Landlord fails to respond in five (5) business days, then Landlord shall be deemed to have approved such sublease or assignment in accordance with the Landlord’s standard consent form. Tenant shall pay Landlord a review fee of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) for Landlord’s review of any requested Transfer provided Tenant executes Landlord’s standard form of consent to sublease or consent to assignment, as applicable. Such review fee shall be deemed to be Additional Rent under this Lease. The review fee shall not apply in connection with a sublease or assignment pursuant to Section 9.05 below.

9.03 Except for an assignment or sublease to a Permitted Successor or to an Affiliated Entity, as defined in Section 9.05 below, Tenant shall pay Landlord fifty percent

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(50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. Tenant may first deduct from the excess all reasonable and customary out-of-pocket third party transaction costs directly incurred by Tenant attributable to the Transfer, excluding the cost of any vacancy period or “downtime”, but specifically including construction costs, marketing costs, tenant allowances, free or abated rent, attorneys’ fees and brokerage commissions. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord, The provisions of this Section 9.03 shall not apply in connection with a sublease or assignment pursuant to Section 9.05 below.

9.04 Except for an assignment or sublease to a Permitted Successor or to an Affiliated Entity, as defined in Section 9.05 below, and provided that in the case of a proposed sublease, the proposed sublease (together with all other subleases then in effect) is for fifty percent (50%) or more of the Premises then demised to Tenant under the Lease and is for a term that is for substantially all or all of the then-remaining term of the Term of the Lease (a “Triggering Sublease”), then, notwithstanding anything to the contrary in this Lease contained:

(a) Tenant shall, prior to offering or advertising the Premises for a Triggering Sublease or this Lease for assignment give Landlord a Recapture Offer, as hereinafter defined.

(b) For the purposes hereof, a “Recapture Offer” shall be defined as a notice in writing from Tenant to Landlord which:

(i)	States that Tenant desires to enter into a Triggering Sublease or to assign its interest in this Lease.

(ii)	Offers to Landlord to terminate this Lease.

(c) Landlord shall have thirty (30) days to accept a Recapture Offer. Notwithstanding any of the foregoing to the contrary, if Landlord accepts a Recapture Offer, then Tenant shall have the right, for a period of five (5) business days after receipt of such notice, to withdraw (by written notice to Landlord) Tenant’s Recapture Offer. Notwithstanding anything herein to the contrary, if Landlord does not timely give written notice to Tenant accepting a Recapture Offer, or if Tenant was not obligated to give Landlord a Recapture Offer, in the case of a sublease that is not a Triggering Sublease, then Landlord agrees that it will not unreasonably withhold or delay its consent to a sublease of all or a portion of the Premises, or an assignment of Tenant’s interest in this Lease, as the case may be, to a Qualified Transferee, as hereinafter defined.

(d) For the purposes hereof, a “Qualified Transferee” shall be defined as a person, firm or corporation which, in Landlord’s reasonable opinion:

(i) is financially responsible and of good reputation; and

(ii) is engaged in a business, the functional aspects of which, with respect to the Premises, are similar to the use of other premises made by other office space tenants in the Building.

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(e) Notwithstanding anything to the contrary in this Section 9.04 contained:

(i) If Tenant is in Default of its obligations under this Lease at the time that it makes the aforesaid offer to Landlord, such default shall be deemed to be a “reasonable” reason for Landlord withholding its consent to any proposed subletting or assignment; and

(ii) If Tenant does not enter into a sublease with a subtenant (or an assignment to an assignee, as the case may be) approved by Landlord, as aforesaid, on or before the date which is two hundred forty (240) days after the earlier of: (x) the expiration of said sixty (60) day period, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer to terminate or suspend this Lease, then Landlord shall have the right arbitrarily to withhold its consent to any subletting or assignment proposed to be entered into by Tenant after the expiration of said two hundred forty (240) day period unless Tenant again offers, in accordance with this Section 9.04, either to terminate or to suspend this Lease in respect of the portion of the Premises proposed to be sublet (or in respect of the entirety of the Premises in the event of a proposed assignment, as the case may be). If Tenant shall make any subsequent offers to terminate or suspend this Lease pursuant to this Section 9.04, any such subsequent offers shall be treated in all respects as if it is Tenant’s first offer to suspend or terminate this Lease pursuant to this Section 9.04, provided that the period of time Landlord shall have in which to accept or reject such subsequent offer shall be fifteen (15) days.

9.05 Notwithstanding anything to the contrary herein contained, provided there does not exist a Default by Tenant under this Lease, Tenant shall have the right, to assign its interest in this Lease or to sublease the Premises, or any portion thereof, to an Affiliated Entity, as hereinafter defined, so long as such entity is of a financial condition comparable to that of Tenant as of the Execution Date of this Lease and provided such entity remains in such relationship to Tenant, and provided that prior to or simultaneously with such assignment or sublease, such Affiliated Entity executes and delivers to Landlord an Assumption Agreement, as defined below. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, control shall mean the direct or indirect ownership of more than fifty (50%) percent of the beneficial interest of the entity in question. Notwithstanding the foregoing, it is hereby expressly understood and agreed however, provided there does not exist a default by Tenant under this Lease, if Tenant is a business entity, that the assignment or transfer of this Lease, and the Term and estate hereby granted, to any business entity into which Tenant is merged or with which Tenant is consolidated, which business entity shall have a financial condition comparable to that of Tenant as of the Execution Date of this Lease (such business entity being hereinafter called “Permitted Successor”), shall not be deemed to be prohibited hereby if, and upon the express condition that Permitted Successor and Tenant shall promptly

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execute, acknowledge and deliver to Landlord an agreement (“Assumption Agreement”) in form and substance reasonably satisfactory to Landlord whereby Permitted Successor shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed, and whereby Permitted Successor shall expressly agree that the provisions of this Article shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers.

9.06 Without violating the provisions of this Article 9, provided there does not exist a Default by Tenant under this Lease, Tenant may (in a nonexclusive manner) share part of the Premises (“Office Sharing”) with an Affiliated Entity or Permitted Successor or clients, customers, teammates, and business partners of Tenant (“Permitted User”) while such Permitted User is working on a project with Tenant at the Premises, provided (i) with respect to any Office Sharing that involves more than twenty-five (25) people or is for a period of more than twelve (12) months, Tenant delivers prior written notice thereof to Landlord, (ii) Tenant does not physically subdivide the space so shared to provide separate access for such space to the elevator lobby, and (iii) the percentage of the Premises subject to Office Sharing shall not exceed fifteen thousand (15,000) rentable square feet of the Premises at any one time. The foregoing Office Sharing arrangement shall not be considered an assignment of this Lease or a sublet of the Premises. Any default of any provision hereunder caused by any such Permitted User shall be deemed a default of such provision by Tenant. Nothing contained in this Lease (including the provisions of this Article 9) or otherwise (including the provision of any services to the Premises) shall be deemed to (a) create any landlord-tenant or other relationship between Landlord and any Permitted User, or (b) create any contractual liability or duty on the part of Landlord to any Permitted User.

10. Leasehold Improvements. All improvements in and to the Premises, including any Alterations (defined in Section 11.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. However, Landlord may require Tenant, at its expense, to remove (a) any Cable (defined in Section 11.01), and (b) any Initial Alterations or subsequent Alterations that constitute Required Removables (as defined below). Landlord agrees to indicate whether any Alterations are Required Removables at the time that it approves the final plans therefor (and if Landlord fails to do so, Landlord shall not have the right to require such removal), except with respect to Additional Alterations (defined in Exhibit C hereto), for which no such prior notice is required. “Required Removables” shall mean improvements that (I) are Specialty Alterations, or (II) are materially more expensive than standard office buildout to remove and restore. “Specialty Alterations” shall mean the Additional Alterations (defined in Exhibit C hereto), and any other improvements such as kitchens (other than a pantry installed for the use of Tenant’s employees only and of the type normally found in the space of office tenants in comparable buildings), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment and components, safe deposit boxes, vaults, libraries or file rooms, reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, non-Building standard life safety systems, security systems or lighting and other improvements of a similar character. The designated Required Removables shall be removed by Tenant before the Expiration Date. Tenant shall repair damage caused by the installation or removal of Required Removables, reasonable wear and tear and damage caused by casualty excepted. Notwithstanding anything herein to the contrary, and whether or not so designated by Landlord, all Cable (as defined below) and telecommunications wiring installed by or on behalf of Tenant shall be Required Removables.

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11. Repairs and Alterations.

11.01 Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and damage due to casualty (which shall be governed by Article 17 hereof) excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to and maintenance of: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds (or if Landlord fails to carry the insurance required hereunder, to the extent Landlord would not have been reimbursed had Landlord carried the required insurance), Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the negligence or willful malfeasance of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises within fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency, and Landlord shall be permitted to act immediately in such case), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to six percent (6%) of the cost of the repairs.

11.02 Landlord shall deliver the Premises with Base Building Systems in good working order. Landlord shall keep and maintain in good repair and working order in a manner consistent with Comparable Buildings in the Market Area, reasonable wear and tear and damage due to casualty (which shall be governed by Article 17 hereof) excepted, and perform maintenance upon the: (a) foundation and structural elements of the Building; (b) base Building mechanical (including FIVAC), electrical, plumbing and fire/life safety systems serving the Building in general (“Base Building Systems”); (c) Common Areas; (d) roof of the Building; (e) exterior windows and walls of the Building; (f) elevators serving the Building; and (g) the sidewalks and parking areas immediately adjacent to and serving the Building. Landlord shall promptly make repairs for which Landlord is responsible subject to reimbursement therefor to the extent permitted pursuant to Article 5 and other applicable provisions of this Lease.

11.03 Tenant shall not make alterations, repairs, additions or improvements to the Premises or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting and does not require issuance of a building permit; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises; and (e) the cost therefor does not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00). Cosmetic

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Alterations shall be subject to all the other provisions of this Section 11.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Alterations affecting the Base Building so long as such contractors charge competitive rates); required permits and approvals; evidence of contractors’ and subcontractors’ insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured. Changes to the plans and specifications must also be submitted to Landlord for its approval in accordance with this Section 11.03. Alterations shall be constructed in a good and workmanlike manner using materials reasonably approved by Landlord and in accordance with all applicable Laws and reasonable construction rules and regulations established by Landlord from time to time provided Tenant has been notified in writing of said rules. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a construction management fee equal to one percent (1.0%) of the “hard” cost of any such work, however the fee specified in this sentence shall not apply with respect to the Initial Alterations. Upon completion, Tenant shall furnish “as-built” plans prepared by a licensed design professional for all Alterations other than Cosmetic Alterations, completion affidavits from a licensed design professional and full and final waivers of lien from all contractors. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

11.04 Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether by a labor dispute or otherwise, with other contractors and/or labor engaged in the construction, maintenance and/or operation of the Building or Property or any part thereof.

12. Liens. Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) business days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. In connection with any Alterations affecting the structure of the Building or materially affecting the Base Building Systems or costing in excess of $500,000, Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13. Entry by Landlord. Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building Services, Landlord shall provide Tenant with approximately 24 hours prior written or e-mail notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the

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Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Business Hours (whether or not such work entails additional expenses, such as payment of overtime wages). Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent except that in the event that Landlord or any of its agents, employees, or contractors enters into the Premises under non-emergency situations in order to perform alterations, improvements and/or repairs thereto or to any other portion of the Building, or if Landlord fails to comply with its maintenance and repair obligations under this Lease, and as a direct result thereof, the Premises (or a portion thereof) is rendered untenantable and Tenant does not in fact use the Premises (or such portion) for a period longer than three (3) consecutive business days after Tenant notifies Landlord in writing of such untenantability (it being agreed that incidental access to the Premises such as to obtain or secure files or other materials shall not constitute use of the Premises (or such portion) for purposes of the preceding clause), then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the business day immediately following such second 3-business day period and ending on the day the untenantability has ended (or such earlier date as Tenant may commence use of the Premises (or such portion). If the entire Premises are not made untenantable by such entry, the amount of abatement shall be equitably prorated.

14. Indemnity and Waiver of Claims. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Article 22 ) and agents (collectively, the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure (defined in Section 21.01), (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the other provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person or damage to Tenant’s property caused by the negligent acts or omissions or willful misconduct of Landlord, its agents, employees or contractors, to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that Landlord shall not under any circumstances be liable for any consequential, punitive or indirect damages. In addition to the foregoing, Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant except that Landlord shall not be released from liability to Tenant for any physical injury to any natural person or damage to Tenant’s property caused by the negligent acts or omissions or willful misconduct of Landlord, its agents, employees or contractors, to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that Landlord shall not under any circumstances be liable for any consequential, punitive or indirect damages. Except to the extent caused by the negligent acts or omissions or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted

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against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any negligent acts or omissions or willful misconduct (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligent acts or omissions or willful misconduct of Tenant or any Tenant Related Parties (as defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (collectively, the “Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the negligent acts or omissions or willful misconduct (including violations of Law) of Landlord or the Landlord Related Parties. This indemnity provision shall survive for a period of two (2) years after the expiration or earlier termination of this Lease.

Tenant’s obligations under this Article 14 shall be insured either under the Commercial General Liability Insurance required under Section 15.01 below or by a contractual insurance rider or other coverage; and certificates of insurance in respect thereof shall be provided by Tenant to Landlord upon request.

15. Insurance.

15.01 Tenant shall procure, keep in force, and pay for primary and noncontributory Commercial General Liability Insurance in accordance with the terms and in the amounts set forth in Section 15.03 below.

15.02 Such insurance shall be effected with insurers reasonably approved by Landlord, authorized to do business in the State or Commonwealth where the Building is located, under valid and enforceable policies which shall name Landlord, Landlord’s managing agent and any ground lessor as additional insureds on the Commercial General Liability Insurance Policy and Umbrella Liability Policy, if any, for premises liability and products/completed operations coverages for the full limits and the full coverage term required. Such insurance shall provide that it will not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. On or before the time Tenant and/or its contractors enter the Premises in accordance with Articles 4 and 11 and Exhibit C of this Lease, and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, original copies of the policies required pursuant to Section 15.03 (a) and (b) below issued by the respective insurers, or certificates of such policies setting forth in full the provisions thereof and issued by such insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord.

15.03 Required Insurance Coverage

(a) Tenant Insurance

(i) General Liability Insurance. Tenant shall procure, keep in force, and pay for primary and non-contributory Commercial General Liability Insurance (including, without limitation, coverage for products/completed operations, and coverage against all matters related

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to bringing dogs into the Building and the Premises) insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time Tenant and/or its contractors enter the Premises in accordance with Exhibit C of this Lease, of not less than Three Million and 00/100 Dollars ($3,000,000.00) in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord and are customarily carried by responsible similar tenants in the Market Area. In the event Tenant subleases all or any part of the Premises, Tenant shall require its subtenant(s) to also carry and maintain the foregoing insurance coverages.

(ii) Property Insurance. During the entire Term of this Lease, and adjusting insurance coverages to reflect current values from time to time, Tenant shall keep Tenant’s Property in and about the Premises and the Alterations (as defined in Article 11) insured against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance in an amount equal to one hundred percent (100%) replacement cost value. Such Tenant’s insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time and shall name Landlord (and Landlord’s lender, if requested by Landlord) as an additional insured; and the proceeds thereof shall be used only for the replacement or restoration of Tenant’s Property and the Alterations. In the event Tenant subleases all or any part of the Premises, Tenant shall require its subtenant(s) to also carry and maintain the foregoing insurance coverages.

(b) Tenant Contractor Insurance. Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance, and (iii) carry primary and noncontributory Commercial General Liability Insurance covering such contractors on or about the Premises in the amount stated in Section 15.03(a)(i) above or in such other reasonable amount as Landlord shall require, naming Landlord, Landlord’s managing agent, and any lessor of the ground upon which the Building is located on each contractor’s Commercial General Liability Insurance Policy and Umbrella Liability Policy, if any, for premises liability and products/completed operations coverages for the full limits and the full coverage term required, and (iv) submit certificates evidencing such coverage to Landlord prior to the commencement of any Alterations in or to the Premises. Tenant shall cause each of Tenant’s contractors to require its subcontractors to maintain the foregoing insurance requirements.

(c) Landlord Insurance. During the entire Term of this Lease, and adjusting insurance coverages to reflect current values from time to time, Landlord shall keep the Building (excluding work, installations, improvements and betterments installed in the Premises after the Commencement Date and any personal property or trade fixtures installed by or at the expense of Tenant) insured against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance in an amount equal to one hundred percent (100%) replacement cost value above foundation walls.

16. Subrogation. Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action

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against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Property, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

17. Casualty Damage.

17.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a good faith written estimate of the amount of time required using standard working methods to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (the “Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred ten (210) days from the date of such casualty, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after receipt of the Completion Estimate. In addition, Landlord or Tenant, by notice to the other within ten (10) business days after receipt of the Completion Estimate, shall have the right to terminate this Lease if there is less than eighteen (18) months remaining in the Lease Term as of the date of the Casualty, and the Completion Estimate indicates that it will require more than the lesser of (a) 180 days or (b) half of the remaining Lease Term (as of the date of the Completion Estimate) to cause the Premises to be made tenantable. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (2) a material uninsured loss to the Building occurs.

17.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs within the Premises. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. During any period of time that all or a material portion of the Premises (or any portion of the Premises if untenantability of such portion adversely affects Tenant’s business operations) is rendered untenantable as a result of a Casualty and provided the Casualty was not caused by the gross negligence or willful misconduct of Tenant or its agents or employees, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

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17.03 If neither party terminates this Lease and Landlord fails to substantially complete Landlord’s restoration obligations hereunder within sixty (60) days after the time period specified in the Completion Estimate (as the same shall be extended for delays in substantial completion caused by the causes or conditions of Force Majeure or by Tenant) (“Termination Trigger Date”), then Tenant shall again have the right to terminate this Lease by providing written notice to Landlord within the five (5) business day period following the Termination Trigger Date, except that if Landlord substantially completes its restoration obligations within such five (5) business day period, then Tenant’s termination notice shall be void and of no force or effect.

18. Condemnation. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). For purposes hereof, the term “material part” shall mean that: (i) twenty-five percent (25%) or more of the rentable area in the Premises is subject to the Taking, (ii) less than twenty-five percent (25%) of the rentable area in the Premises is subject to the Taking but such Taking has a material adverse effect on Tenant’s ability to continue the normal operation of its business in the remaining usable area of Premises, or (iii) whether or not the Premises is subject to the Taking, Tenant’s Parking Share (as hereinafter defined) is reduced by twenty-five percent (25%) or Tenant’s employees are deprived of any means of reasonable access to the Premises. Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant; however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

19. Events of Default. The occurrence of each of the following (and continuance for any specified notice, grace or cure period) shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) business days after Tenant’s receipt of written notice from Landlord or Landlord Parties (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant; provided, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed 120 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant becomes insolvent, makes a

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transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on two (2) separate occasions during any twelve-(12)-month period, Tenant’s subsequent violation of such provision during such twelve (12) month period shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Article 19 shall be in satisfaction of, and not in addition to, notice required by Law.

20. Remedies:

20.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a direct result of Tenant’s Default, including, without limitation, all Costs of Reletting (as hereinafter defined) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable, actual, out-of-pocket costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Landlord shall use reasonable efforts to relet the Premises in an effort to mitigate its damages on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

(c) Except in connection with Tenant’s obligation to vacate and surrender the Premises as more fully set forth in Article 25 hereof, in no event shall Tenant or Tenant Related Parties be liable for consequential or incidental damages or for lost profits of Landlord.

(d) Notwithstanding anything contained herein to the contrary, in no event shall the members, managers, employees, shareholders, officers, directors, agents, or the like of Tenant have any personal liability under this Lease whatsoever.

20.02 In lieu of calculating damages under Section 20.01, Landlord may elect to receive as damages (x) the sum of (a) all Rent accrued through the date of termination of this

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Lease, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus (y) the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. The present value of the amounts described above shall be determined using a discount factor equal to the yield of the Treasury Note or Bill, as appropriate, having a maturity period approximately commensurate to the remainder of the Term.

20.03 If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

21. Limitation of Liability:

21.01 Except for Landlord’s and Tenant’s respective payment obligations under this Lease (including, without limitation, Tenant’s obligation to pay Rent and Landlord’s obligation to make disbursements of the Allowance pursuant to Exhibit C), neither Landlord not Tenant shall be liable hereunder for being unable to fulfill (or is delayed in fulfilling) any of its obligations under this Lease if such party is prevented or delayed from so doing by reason of Force Majeure, as hereinafter defined. In each such case, Landlord or Tenant, as applicable, shall exercise reasonable diligence to eliminate the cause of such inability to perform. For purposes of this Lease, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond a party’s control.

21.02 Tenant shall not assert or seek to enforce any claim against Landlord, or Landlord’s agents or employees, or the assets of any of them, other than against Landlord’s interest in the Building of which the Premises are a part and the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. Tenant specifically agrees that in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. In no event shall Landlord or any of the Landlord Related Parties ever be liable for consequential or incidental damages or for lost profits of Tenant.

21.03 Landlord shall not be deemed to be in default of its obligations under this Lease unless Tenant has given Landlord written notice of such default, and Landlord has failed to cure such default within thirty (30) days after Landlord receives such notice (or such longer period of time as may be reasonably required to cure such default so long as Landlord begins such cure promptly after such notice to Landlord and diligently pursues the cure to completion). Except as may be otherwise expressly provided in this Lease, in no event shall Tenant have the

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right to terminate this Lease nor shall Tenant’s obligation to pay Base Rent, Additional Rent, or other charges under this Lease abate. If Tenant has not objected to any statement of Additional Rent within one hundred eighty (180) days after Landlord has given it to Tenant, then such statement shall be deemed to be final and not subject to any dispute.

22. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage, whether now or hereafter existing, shall be referred to as a “Mortgagee”. Any Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease provided such successor assumes the obligations of Landlord under this Lease arising from and after the date such successor becomes the Landlord hereunder.

Tenant shall, within ten (10) business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to such parties as Landlord requests. If Tenant fails to execute and deliver any estoppel certificate within ten (10) business days, then Landlord may send Tenant a second (2nd) notice requesting Tenant to execute and deliver the estoppel certificate (the “Second Notice”). If Tenant fails to execute and deliver the estoppel certificate within five (5) business days after the Second Notice, then Tenant shall pay to Landlord a fee in the amount of Two Hundred Fifty and 00/100 Dollars ($250.00) per day for each day beyond such fifth business day that Tenant fails to execute and deliver the estoppel certificate. Such fee shall be in addition to Landlord’s other remedies hereunder.

Landlord shall use commercially reasonable efforts to secure for Tenant, within thirty (30) days after the full execution and delivery of this Lease and Landlord’s receipt of a subordination, nondisturbance, and attornment agreement (“SNDA”) in the form attached hereto as Exhibit I executed by Tenant, a non-disturbance agreement from the holder of each Mortgage now encumbering the Building and/or the Land on the form of SNDA attached hereto as Exhibit I. If Landlord does not obtain such an SNDA from the current Mortgage holder within such 30-day period, then as Tenant’s sole and exclusive remedy, Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within five (5) business days after the expiration of such 30-day period. Notwithstanding anything herein to the contrary, if Landlord, obtains the SNDA signed by the Mortgage holder within fifteen (15) days after Landlord’s receipt of Tenant’s termination notice, then Tenant’s termination notice shall be null and void and this Lease shall continue in full force and effect.

Notwithstanding anything contained in this Article 22 to the contrary, the subordination of this Lease to the lien of any Mortgage hereafter placed upon the Premises, the Building or the Land and Tenant’s agreement to attorn to the holder of any such Mortgage shall be conditioned upon Tenant’s receipt of a commercially reasonable SNDA protecting Tenant and its material rights under this Lease in the event of any future sale or foreclosure from such Mortgagee (it being agreed that an SNDA substantially similar in substance to the form attached hereto as Exhibit I is deemed to be commercially reasonable). Landlord shall use reasonable efforts to secure for Tenant an SNDA from the holder of each Mortgage hereafter encumbering the Building and/or the Land on such holder’s standard form SNDA. Landlord shall pay any

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standard fee charged by the holder of such Mortgage for issuance of its standard form SNDA, however, Tenant shall pay as additional rent under this Lease any additional actual, out-of-pocket costs (including attorneys’ fees that may be charged by such holder) incurred by Landlord in connection with Landlord’s efforts to secure such SNDA to the extent due to the fact that Tenant negotiated changes to such Mortgage holder’s standard form SNDA. Each party shall bear the cost of its own attorneys’ fees.

23. Notices. All demands, approvals, consents or notices (collectively referred to as a “Notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1. Each Notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after Notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written Notice of the new address in the manner set forth in this Article 23.

24. Surrender of Premises. At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage by casualty and which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within five (5) days after termination of this Lease or Tenant’s right to possession, such Tenant’s Property shall be deemed abandoned, and Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to dispose of Tenant’s Property in any manner permitted by law, or to store the same. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and (if applicable) storage charges incurred. If Tenant fails to timely remove Tenant’s Property from the Premises or fails to remove Tenant’s Property from storage, if Landlord has elected to store Tenant’s Property, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

25. Holding Over. If Tenant fails to surrender all or any part of the Premises at the expiration or termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per diem basis) equal to the greater of (i) fair market rent for the entire Premises, or (2) one hundred fifty percent (150%) of the Base Rent and one hundred percent (100%) of Additional Rent, as due for the period immediately preceding the holdover; provided, however, that on a one time basis if (a) no Default exists under the Lease (other than Tenant’s holding over in the Premises), (b) Tenant shall have provided Landlord with at least six (6) months prior written notice of Tenant’s desire to holdover in the Premises (which notice shall specify the number of months, up to a total of six, that Tenant desires to hold over), and (c) Landlord, in its sole discretion, shall have consented to such holdover, then the Base Rent payable during the approved holdover period of up to six (6) months shall be one hundred five percent (105%) of the Base Rent in effect during the last month of the Lease Term. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend

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the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition, Tenant shall indemnify and defend Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s holdover in the Premises after the expiration or prior termination of the Term of this Lease. Except to the extent incurred in connection with a holdover by Tenant for more than sixty (60) days after the expiration or any earlier termination of the Lease Term, Tenant shall not be liable for consequential damages for failure timely to vacate the Premises.

26. Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the State or Commonwealth in which the Building is located, and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such State or Commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of Rent or disbursement of the Allowance, or Tenant’s obligation to vacate the Premises at the expiration or termination of this Lease), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to Force Majeure.

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer and assumption in writing by the transferee of all of Landlord’s obligations hereunder arising from and after the date of the transfer, Landlord shall be released from any further obligations hereunder. Tenant agrees that each party which is landlord hereunder shall only be liable for the obligations of Landlord accruing during its period of ownership.

26.05 Tenant represents that it has dealt directly with and only with the broker(s) named in Section 1.02 (if any) as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall

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indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord shall be solely responsible for the payment of a brokerage commission to Landlord’s Broker pursuant to a separate written agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a brokerage commission to Tenant’s Broker, pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion or extension rights granted to Tenant.

26.07 Landlord hereby covenants and agrees that Tenant may peacefully have quiet enjoyment of the Premises, subject to the terms of this Lease, including Tenant’s obligation to fully perform all of its covenants and agreements, without interference by anyone claiming by or through Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent.

26.10 Within fifteen (15) days after Landlord’s request (but not more than once in any calendar year during the Term, except in connection with a sale or finance of the Building), Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements certified by an officer of Tenant. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, or (3) if required by court order or Law.

26.11 Landlord hereby waives any statutory or common law lien rights Landlord may have with respect to Tenant’s personal property which shall or may be brought or put on or into the Premises, other than such lien rights as may be applicable with respect to the enforcement or collection of any judicial judgment or decree which Landlord may obtain in the enforcement of this Lease.

26.12 Tenant acknowledges that Landlord has no obligation to permit any particular telecommunications provider to have access to the Building or the Premises. Subject to entering into an access agreement with Landlord, Verizon, Cox Communication, Zayo and Level 3 Communications are approved telecomm providers.

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26.13 As of the Execution Date hereof, Landlord represents to Tenant that to its actual knowledge (a) the Premises (in their current condition) and the common areas of the Building (including the core restrooms on the floor on which the Premises are located) comply with applicable Law (including, without limitation, the ADA and environmental laws), (b) all Base Building Systems serving the Premises are in good working order, (c) legal and actual vehicular and pedestrian access is available directly from and to one or more public streets or from valid and perpetual private easements which may be freely used by Tenant for purposes of vehicular and pedestrian access to and from the Building.

27. OFAC Compliance.

27.01 Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Law or that this Lease is in violation of Law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. Law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Law or Tenant is in violation of Law.

27.02 Tenant covenants and agrees (a) to comply with all requirements of Law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

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28. Parking.

A. During the term of the Lease, the Landlord will make available to Tenant 3.5 monthly parking passes (“Parking Permits”) for each 1,000 square feet of rentable office area leased by Tenant (“Parking Share”), for use in the garage (“Garage”) adjacent to the Building on an unassigned, non-reserved, first come first served basis. Except to the extent costs related to the Garage constitute Additional Rent pursuant to Article 5, there shall be no additional charge for such parking passes during the initial Lease Term. During any renewal or extension of the Lease Term, Landlord shall have the right to charge Tenant for such passes at the then-current prevailing market charge therefor, if any, in the Market Area. If for any reason Tenant shall cease to use any of such parking passes, then it shall notify Landlord thereof in writing. If Tenant later elects to use all or any portion of the unused allocation, Tenant shall notify Landlord in writing thereof and Landlord shall, within sixty (60) days after receipt of Tenant’s notice, ensure that the entire unreserved allocation (or portion thereof that Tenant is electing to use) is again available to Tenant. In addition, (a) Landlord shall provide Tenant with one (1) reserved parking space on the surface lot in close proximity to the main entrance of the Building, for use by Tenant’s CEO, at no charge during the initial Lease Term and any renewal thereof, and (b) Tenant shall have the priority option to purchase, on a month-to-month basis, additional unreserved parking permits in the Garage (up to a maximum of 80 permits in the aggregate) (“Excess Permits”), if any are available and subject to Landlord’s right to recapture any such Excess Permits, on forty-five (45) days prior written notice to Tenant. Tenant shall pay for any such Excess Permits leased by Tenant at the then current market rate therefor; provided, however, that Landlord shall waive the monthly fee for any such Excess Permits leased during the first two (2) Lease Years only. Notwithstanding the foregoing, Tenant has elected to convert ten (10) of the Parking Permits comprising Tenant’s Parking Share to permits for reserved parking spaces in the Garage, in the location designated on Exhibit B attached hereto. Such reserved parking shall be from within Tenant’s Parking Share as specified above, and not in addition thereto. Landlord may relocate the reserved spaces from time to time to other locations designated by Landlord in comparable proximity to the Building entrance, by providing at least thirty (30) days prior written notice to Tenant. Tenant shall pay for such reserved spaces at Landlord’s then-current market rate charge therefor (which as of the date hereof is $50 per space per month), which rate is subject to increase from time to time. Tenant’s reserved spaces, if any, shall be marked, at no cost to Tenant, by Landlord (or the Operator, as hereinafter defined) as reserved for Tenant comparable to the manner in which other reserved spaces in the Garage are designated as reserved. Landlord shall have no responsibility for monitoring the use of Tenant’s reserved spaces (including, without limitation, no obligation to tow vehicles impermissibly parked in such spaces; provided, however, that if Tenant notifies Landlord in writing or by such other contact system which Landlord may have established for tenants to use to register complaints about reserved parking matters that other vehicles are parking in Tenant’s reserved spaces, Landlord shall, or shall cause the Operator to, follow Landlord’s then-current standard enforcement procedures, which procedures shall be comparable to the procedures followed in comparable buildings).

B. Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured against entry. Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Garage shall be at the sole risk of Tenant and its employees.

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C. Landlord shall have the right from time to time to promulgate reasonable rules and regulations regarding the Garage, the parking spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like provided the same do not reduce Tenant’s Parking Share or Tenant’s reserved parking rights set forth in Section 28.A. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto provided the same do not reduce Tenant’s Parking Share or Tenant’s reserved parking rights set forth in Section 28.A. All such rules and regulations (including additional and amendments thereto) shall be delivered to Tenant in writing.

D. Tenant shall not store or permit its employees to store any automobiles in the Garage for more than three (3) days without the prior written consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed in emergency circumstances. In no event shall more than three (3) cars be stored in the Garage for more than three (3) days. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

E. Landlord shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage, provided however that except in emergencies, Landlord will not close the Garage if such repairs, maintenance and improvements can be reasonably completed on weekends and after Business Hours. If Tenant’s Parking Permits are unavailable for use by Tenant for more than thirty (30) days due to the redevelopment of the Building or other portion of the Complex, then Landlord shall provide substitute parking areas for Tenant’s use which shall be within a reasonable proximity to the Building.

F. Other than to an Affiliated Entity, Permitted Successor, or Permitted User (as such terms are defined in Section 9.03 above), Tenant shall have no right to sublet, assign, or otherwise transfer Tenant’s Excess Permits. Landlord shall have the right to terminate Tenant’s parking rights with respect .to any Excess Permits that Tenant desires to sublet or assign in violation of the foregoing sentence. Tenant shall have no right to sublet, assign or otherwise transfer Tenant’s standard parking passes except on a pro rata basis in connection with an assignment or this Lease or a subletting of the Premises approved or permitted under this Lease.

G. Landlord shall provide parking cards or keys to control access to the Garage in an amount equal to one card or key for each pass hereunder, provided that Landlord shall have the right to require Tenant or its employees to pay a reasonable fee for any lost or damaged cards or keys.

H. Landlord hereby reserves the right to enter into a management agreement or lease with an entity for the Garage (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with the Operator and pay the Operator the monthly charge established hereunder during any renewal or extension of the Lease Term, if any, and Landlord shall have no liability for claims arising through acts or omissions of the Operator.

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It is understood and agreed that the identity of the Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and an Operator shall be freely assignable by such Operator or any successors thereto.

I. During the Lease Term, Landlord shall not rent, lease, or otherwise grant the following parking rights if the same would cause Tenant’s Parking Share to be unavailable for Tenant’s use: (a) during Business Hours, any parking spaces in the Building surface parking lot or Garage to any third party or other entity that is not leasing office or retail space in the Building under a prime lease agreement with Landlord, or (b) any parking spaces in the Building surface parking lot or Garage to any third party or other entity in excess of such party or entity’s pro rata share of rentable square footage in the Building. In the event Tenant notifies Landlord in writing that Tenant’s Parking Share is not available for Tenant’s use as provided above, then Landlord shall meet with Tenant to discuss the situation and shall promptly take all reasonable and necessary action to ensure that Tenant’s Parking Share is available to Tenant.

29. Section 55-218.1 Designation.

Pursuant to Section 55-218.1 of the Code of Virginia, Landlord hereby designates Landlord’s Service Partner, as defined in Section 1.02, to accept service of any notice, consent, request, bill, demand or statement hereunder by Landlord and any service of process in any judicial proceeding with respect to this Lease on behalf of Landlord.

For purposes of Section 55-2 of the Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease.

[remainder of page intentionally left blank; signature page follows]

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Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:			TENANT:

MARSHALL PROPERTY LLC, a			ALARM.COM INCORPORATED, a
Delaware limited liability company			Delaware corporation

By:	/s/ Jeffrey L. Kovach		By:	/s/ Daniel Ramos
	Name:	Jeffrey L. Kovach		Name:	Daniel Ramos
	Title:	Managing Director		Title:	Senior Vice President of Corporate Development
Hereunto Duly Authorized

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

A-1

EXHIBIT B

LOCATION OF TENANT’S RESERVED PARKING SPACES

B-1

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Office Lease Agreement (“Lease”) by and between MARSHALL PROPERTY LLC (“Landlord”) and ALARM.COM INCORPORATED (“Tenant”) for space in the Building located at 8281 Greensboro Drive, McLean, Virginia 22102.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached. The provisions of Articles 10 and 11 of the Lease shall apply with respect to the Initial Alterations except that to the extent of any conflict between such Articles and this Exhibit C, the terms and conditions of this Exhibit C shall govern.

A.	Alterations and Allowance.

1. Tenant, following the delivery of the Premises by Landlord in the condition required by Section 4 of the Lease and the full and final execution and delivery of the Lease to which this Exhibit is attached and receipt by Landlord of all prepaid rental and security required under the Lease, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Articles 10 and 11 of the Lease, including, without limitation, approval by Landlord of (a) the architects and engineers to be retained by Tenant to design the Initial Alterations (b) the final plans for the Initial Alterations and (c) the contractors to be retained by Tenant to perform such Initial Alterations. Landlord’s consent is solely for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely on Landlord’s consent, or its approval of Tenant’s plans, for any purpose whatsoever. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the architect and engineers to design the Initial Alterations and the contractors to perform the Initial Alterations shall not be unreasonably withheld. Tenant shall be required to ensure that Tenant’s general contractor shall require a 10% retainage in all subcontracts. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located, Landlord hereby approves the following general contractors: EE Reed Construction, Hitt Contracting, Davis Construction, Rand Construction, Kalmia Construction, DPR Construction, and Sigal Construction. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Tenant shall be solely responsible to obtain all permits, certificates (including the non-residential

Exhibit C-1

use permit) and other inspections and approvals from all governmental and quasi-governmental authorities necessary for the construction of the Initial Alterations and Tenant’s occupancy of the Premises, provided that Landlord will reasonably cooperate (at no out of pocket cost to Landlord) with Tenant’s efforts to obtain the same.

2. Provided Tenant is not in Default, Landlord agrees to contribute the Allowance (as defined in Article I of the Lease) toward the cost of designing, demising the Premises and performing the Initial Alterations in preparation for Tenant’s occupancy of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans, and construction management and specialty consultant fees for the Initial Alterations and for hard costs in connection with the Initial Alterations. Notwithstanding the foregoing, Tenant shall have the right to apply up to $30.00 per rentable square foot of the Allowance (i.e., 40%) in the aggregate toward the following costs: (a) architectural and engineering services, (b) signage, (c) project management fees, (d) cabling and wiring, (e) security, (f) costs of telecommunications equipment and installation, (g) costs of furniture, fixtures and equipment, (h) moving costs, and (i) up to fifty percent (50%) of each of the next installment(s) of Base Rent due under the Lease (after the Rent Abatement Periods set forth in the Lease) (the “Rent Credit”). The Allowance shall be paid to Tenant or, at Tenant’s written election, to the order of the general contractor that performs the Initial Alterations or any other consultant or contractor employed by Tenant in connection with the Initial Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested (contingent only on payment of the amount being requisitioned, but noncontingent as to all prior work) and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations [applicable to initial requisition only, except in the event of a change order]; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises [applicable to initial requisition only, except in the event of a change order]; (vi) copies of the general contract for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (I) certificates of substantial completion in AIA format from the general contractor and architect, (2) full and final waivers of lien (contingent only on the final amount being requisitioned, and within twenty (20) days after Landlord makes such payment, Tenant shall obtain full, final and unconditional waivers of lien), (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable

Exhibit C-1

laws, codes and ordinances, and (6) such other “close out” requirements as Landlord may reasonably impose. In no event shall Landlord be required to disburse the Allowance more than one time per month and in no event shall Landlord be required to disburse any installment of the Allowance prior to the date Tenant has no right to terminate this Lease pursuant to Article 22 of the Lease. If the cost of the Initial Alterations exceeds the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above (if and to the extent applicable). Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured Default under the Lease, and Landlord’s obligation to disburse shall only resume if and when such Default is cured. Landlord shall be entitled to deduct from the Allowance and pay Landlord’s property manager a construction administration fee for Landlord’s oversight of the performance of the Initial Alterations (including qualification of contractors, review of plans and construction schedules, coordination of building services and base building tie-in) in an amount equal to one percent (1%) of the “hard” costs of the Initial Alterations, not to exceed a maximum of Thirty Thousand Dollars ($30,000.00) in the aggregate. A Landlord representative shall participate in weekly progress meetings as requested by Tenant if necessary to address identified issues. In addition, except as otherwise specifically set forth in this Exhibit, Landlord may deduct from the Allowance any reasonable third party out-of-pocket costs incurred by Landlord in connection with the Initial Alterations. In addition to the Allowance, Landlord shall provide a “test fit” allowance of up to Twelve Cents per rentable foot in the Premises to reimburse Tenant’s architect for an initial test fit plan.

Notwithstanding anything to the contrary set forth herein, in the event that Landlord fails to timely make a disbursement of the Allowance, and such disbursement (or portion thereof) is not subject to a legitimate good-faith dispute by Landlord, Tenant shall have the right to offset the subject disbursement of the Allowance against the Rent next payable by Tenant under the Lease (after the Rent Abatement Periods set forth in this Lease and application of any Rent Credit as provided herein); provided, however, that Tenant first provides Landlord with an additional notice which shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO DISBURSE FUNDS FOR THE ALLOWANCE WITHIN TEN (10) DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL HAVE THE RIGHT TO OFFSET THE SUBJECT DISBURSEMENT OF THE ALLOWANCE AGAINST RENT” and such failure by Landlord to make such disbursement of the Allowance continues for more than ten (10) days after Landlord receives such additional notice. The foregoing provision shall be deemed null and void and shall be deemed deleted from this Agreement upon the full disbursement of the Improvement Allowance as provided herein. In no event however shall Tenant offset an amount more than twenty percent (20%) of the payment due to Landlord, but Tenant may carry forward any excess to apply toward future payments until fully applied. Any portion of the Allowance that is offset as aforesaid is deemed to have been funded, and in all events Tenant must use the amount offset for the items to which the Allowance may be applied.

3. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit by the 240th day after the Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being

Exhibit C-1

understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith; provided, if and to the extent Tenant has not exhausted the portion of the Allowance applicable to the Rent Credit, any unused amount of the Allowance shall be automatically converted to the Rent Credit to be applied after expiration of the Rent Abatement Periods (subject to the limitations set forth in A.2 above). Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

4. Tenant agrees to accept the Premises in the condition required by Section 4 of the Lease, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5. Landlord shall respond to any request for approval of Tenant’s plans, drawings or construction documents within seven (7) business days after Tenant’s submission of a complete set thereof. In the event Tenant is required to resubmit plans, drawings or documents for approval, Landlord shall respond to such resubmitted plans, drawings or documents within five (5) business days after Tenant’s submission of a complete set thereof. If Landlord fails to respond to a submission of plans, drawings or construction documents within the time frames set forth above, and Landlord also fails to respond to Tenant within three (3) business days after Landlord’s receipt of a second written request for Landlord’s approval (which second request states in bold capital letters that the request will be deemed approved if Landlord fails to respond within the three (3) business day period) then, Landlord shall be deemed to have approved the same as submitted, however such “deemed approval” concept shall not apply with respect to improvements affecting the Base Building Systems.

6. Tenant shall have the right to engage Orr Partners as Tenant’s construction manager to assist Tenant in connection with the Initial Alterations. The cost of such construction manager shall be borne by Tenant, subject to application of the Allowance toward reasonable and customary fees therefor.

7. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

B.	Additional Alterations Permitted Subject to Landlord Approval.

1. Subject to Landlord’s approval of the plans and specifications therefor pursuant to Paragraph A of this Exhibit C, Tenant shall have the right to include as part of the Initial Alterations: (a) a test house in the First Floor Space, to be used as a display area, (b) provided the same does not exceed the floor load limits for the Building, a radiography fluoroscopy room with an 8’ x 10’ x 7.5’ high enclosure weighing approximately 3,000 pounds (“RF Room”), (c) modified core area restrooms on the floors occupied entirely by Tenant, including without limitation, adding bathrooms, showers and locker rooms to the Premises on floors occupied

Exhibit C-1

entirely by Tenant, and (d) an internal stairwell connecting any floors on which the Premises is located for which Tenant leases a minimum of fifty percent (50%) of the rentable area on such floor (all such alterations described in clauses (a) through (d) are collectively referred to as the “Additional Alterations”); provided, however, that all such Additional Alterations shall be deemed to be Specialty Alterations (as defined in Section 10 of the Lease) and Landlord shall have the right to require Tenant to remove the same and restore the area comprising the same to Landlord’s reasonable satisfaction prior to the expiration or earlier termination of the Lease Term.

2. Subject to Landlord’s approval of the plans and specifications therefor pursuant to Paragraph A of this Exhibit C, Tenant shall be permitted to install a hot dog roller in the break room in the Premises; provided, however, that in the event that Landlord notifies Tenant that Landlord has received complaints from other tenants, occupants or visitors in the Building concerning objectionable odors emanating from the Premises on account thereof, and Tenant is unable to eliminate such odors within five (5) days following such notice, Tenant shall be required promptly to remove such hot dog roller, and Tenant’s right to the same pursuant hereto shall be void and without force or effect.

Exhibit C-1

Schedule 1 to Exhibit C

BUILDING SHELL DESCRIPTION - TYSONS METRO CENTER III

NUMBER OF FLOORS	Above-grade 11 Levels

YEAR BUILT	1980 (Source: site drawings)

DEVELOPER	Evans Company (Source: site drawings)

ARCHITECT	Smith, Segreti, Tepper (base building) Gensler (2013 Complete Renovation)

BUILDING RENTABLE AREA	257,824 sf (BOMA)

TYPICAL FLOOR PLATE SIZE	22,245 rentable square feet (2nd floor) 23,493 rentable square feet (3rd thru 11th floor)

BUILDING CORE FACTOR	Average Single-Tenant Office Core Factor: 1.12352 Average Multi-Tenant Office Core Factor: 1.18997 (Source: Gensler Architects Re-measurement 3/28/14)

SITE AREA	Approximately 151,358 SF (Source: Fairfax County Website)

LOBBY	The main entrance to the lobby is off of Greensboro Drive surround by 185 surface parking spaces. The entrance consists of one revolving glass door and two single glass door. The lobby doors are anodized aluminum and door panels are full height glass. The rear lobby provides access to the garage structure and joins the main lobby at the elevators. The lobby is filed with white epoxy terrazzo floors. The terrazzo is a mix of quartz and mother of pearl shell flecks showing a bright and classic look. Large wood grained panels stretching from the floor to the 2nd floor ceiling are the focal point of both the main and rear lobbies. The wood grained panels are a matched natural maple that highlights the stunning beauty of the open air lobby design. Lighting is provided by recessed LED cove and down lighting. The second floor elevator lobby overlooks the main and rear lobbies.

Zoning Code	C-4(High Density Office) (Source: Fairfax County Website)

TYPICAL FLOOR BAY SIZE	20’ column spacing

PARKING GARAGE	A shared, detached above ground 6 level garage, located on the south side of the building provides 1,800 spaces shared with John Marshall Two; 3.25 /1,000 RSF parking ratio. 185 spaces of surface parking is available on-grade on the north, and east sides of the building.

CURTAIN WALL	The building exterior façade is comprised of a glass and concrete systems with tinted glass panes and pre-cast concrete panels with glazed vision panels. The retail level is glass panels.

STRUCTURAL SYSTEM	The building is poured in-place reinforced concrete.

FLOOR LOADS	Live Loads for the slabs were designed to support 801b psf. Roof is 30 PSF.

Exhibit C-1

ROOF AND PENTHOUSE SYSTEM	During the 2012/2013 renovation project the roof waterproofing system was replaced. The new system incorporates a LEED compliant design. The roof incorporates a modified bitumen granular system with a sloped insulation design for proper drainage. It is compliant with FM-IA-90 standards. The new roof is covered by a 20 year warranty.

ELEVATORS	The elevator system is a fully geared modernized digital elevator system maintained by a local leader in the elevator industry. The building has three (4) passenger and (1) freight elevator. All four elevators stop on floors 1 through 11 and the freight included the basement as well as the tower. The maximum weight capacity is 3,000 lbs for the passenger elevators and 3,500 lbs for the freight elevator. The elevator system was completely modernized with cab refurbishment in 2013.

HEATING & AIR-CONDITIONING	The Building’s HVAC system was renovated in 2013/2014 to a modern energy efficient design. The mechanical system is comprised of a central plant which produces chilled water and hot water to serve two VAV air handling systems on each floor. The air handlers have variable frequency drives controlling the fan speed to further reduce energy consumption. The system utilizes a new Triddium/Distech direct digital control system to control the building. The air distribution system has been replaced during the renovation. There are provisions for 24 fan powered perimeter variable air volume boxes and 10 interior variable air volume boxes on each typical floor (3 through 11). 14 perimeter VAV boxes are in place (7 north/7 south) with an additional 10 boxes provided at no cost to the tenants that are not installed. Similarly the 10 interior boxes (5 north/5 south) are also provided at no cost but are not installed. Tenant is free to use boxes in any location that benefits tenant but cost to install are the responsibility of the tenant. Any boxes not used become property of the landlord. Suite #100 on the first floor has provisions for 6 perimeter and 2 interior VAV boxes. 4 perimeter boxes are existing and installed. Landlord will provide an additional 2 perimeter and 2 interior boxes at no cost for Tenant’s use but the cost to install is the responsibility of Tenant. Suite #150 has provisions for 8 perimeter and 2 interior VAV boxes. 5 perimeter boxes are existing and installed. Landlord will provide an additional 3 perimeter and 2 interior boxes at no cost for Tenant’s use but the cost to install will be the responsibility of Tenant. The perimeter heat is supplied by three boilers located in the main plant. The building outside air system incorporates an energy recovery system with CO2 optimization. The building’s cooling system incorporates McQuay and Carrier equipment. There are two separate Baltimore Aircoil Company, these cooling towers for the base building mechanical system that matches the mechanical

Exhibit C-1

system. The system upgrade included adding a water side economization system to reduce energy consumption on cooler days. Each chiller has its own condenser water system. The main plant consists of 2 chillers and three boilers each with its associated pumps and accessories.

ELECTRICAL POWER	The building has the capacity to provide up to 5 watts per square foot.

ADA CAPITAL IMPROVEMENTS	All entrances are ADA code approved and allow easy access to the building. All restrooms and water fountains are compliant to the latest code.

FIRE SENSING AND FIRE ALARM	The fire protection system is a combination standpipe and flooded automatic sprinkler system. Water for the fire suppression system is supplied from the public water main via an electric-powered fire pump on B-level in the Fire pump room. The stand pipes supply water for the hose valves is located in the stairwell of each floor as well as the automatic wet pipe sprinkler system throughout the building. The sprinkler system is a dual feed from both stairwells. The Fire control panel located in the main lobby is manufactured by Notifier model 3030 fully addressable head end system with addressable devices in the field. This system was part of the major renovation and is completely new. The building alarms in accordance to the most current NFPA guidelines and code for high rise office building, the system monitors all of the fire alarm systems devices, flows, and tamper switches. In addition, there is an annunciator panel located in the Fire Control room in the front lobby of the building. There are manual pull stations at the stairwell entrances on each floor and emergency phones in each elevator cab. The fully addressable system includes both visual strobe and voice message alarms.

ACCESS CONTROL	The building is secured remotely by Kastle Systems during all non-business hours and access can be obtained by use of a key fob/access card. The key fob/access card will allow access to the perimeter doors, elevators and garage. The fire alarm monitoring is provided by Kastle Systems as well.

LIGHTING	Existing lighting consists of T-5 florescent cover lights and LED hi hats with metal trimmed lens in the elevator lobbies. The tenant areas have not been built out yet for lighting.

COMMON AREA INTERIOR FINISH ELEMENTS

WALLS AND PARTITIONS	Walls and partitions are typically painted drywall and are in shell condition. Perimeter of space is primed, finished and ready for tenant’s partitions. The core is ready for tenant’s partitions.

FLOORS AND FLOOR COVERING	Common area finishes are in shell condition and ready for tenant finishes. The prototype elevator lobby located on the le floor consist of include painted drywall with vinyl baseboards.

Exhibit C-1

Each elevator lobby has concrete floors covered in carpet. There is light grey stone floor and white ceramic wall tile in the restrooms.

CEILINGS AND SYSTEM ELEMENTS	Floor basement- 10’8”, typical finished ceiling height 8’ Floor 1- 12’8, typical finished ceiling height 9’ Floors 2rd-10th-10’8”, typical finished ceiling height 8’6” Floor 1111)-11’6” typical finished ceiling height 8’10”

TELECOMMUNICATIONS	The building is pre-wired in the main demark for use with COX Communications, Level 3, Zayo, & Verizon. All four provide fiber to fiber conductivity. All four providers have building approved installation available for tenant’s usage.

Exhibit C-1

EXHIBIT D

COMMENCEMENT DATE AGREEMENT

Reference is made to that certain Deed of Office Lease Agreement by and between Marshall Property LLC, a Delaware limited liability company, (“Landlord”) and ALARM.COM INCORPORATED, a Delaware corporation, (“Tenant”), and dated                      (the “Lease”).

Landlord and Tenant hereby confirm and agree that:

1. The Commencement Date under the Lease is

2. The Expiration Date under the Lease is

4. The Rentable Area of the Premises is

5. Tenant’s Pro Rata Share for Expenses is          and for Taxes is

6. The Abated Base Rent amount is $        . The Abated Storage Space Rent amount is $        .

This Commencement Date Agreement is executed as of             , 20    .

LANDLORD:

MARSHALL PROPERTY LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:
ALARM.COM INCORPORATED, a Delaware corporation

By:
Name:
Title:
Hereunto Duly Authorized

D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls or other parts of the Building not occupied by any tenant shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Premises, and if the Premises are situated on the ground floor of the Building, the tenant thereof shall, at said tenant’s own expense, keep the sidewalks and curb directly in front of said Premises clean and free from ice and snow. Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for the common use of the tenants, in such a manner as Landlord deems best for the benefit of the tenants generally. No tenant shall permit the visit to its premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, corridors, elevators and other public portions or facilities of the Building.

2. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. No drapes, blinds, shades, or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided the same is not visible from outside the Premises. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord. Drapes installed by Tenant for their use must be cleaned by Tenant. Landlord shall have the right to require Tenant to remove, in Landlord’s reasonable discretion, any items placed on the windowsills of the Premises that are visible from outside of the Building.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by tenant on any part of the outside or inside of the Premises or Building without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.

4. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules without the prior written consent of Landlord.

5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

6. There shall be no marking, painting, drilling into or in any way defacing any part of the Premises or the Building. No boring, cutting or stringing of wires shall be permitted. Tenant shall not construct, maintain, use or operate within the Premises or elsewhere within or on the outside of the Building, any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system, except as reasonably required as part of a communication system approved prior to the installation thereof by Landlord, which approval shall not unreasonably be withheld, conditioned or delayed so long as sounds are not audible from outside the Premises.

7. Except as otherwise expressly provided in the Lease, no bicycles, vehicles or animals, birds or pets of any kind (other than animals providing assistance to persons with disabilities) shall be brought into or kept in or about the Premises, and no cooking shall cause or permit any unusual or objectionable odors to be produced upon or emanate from the Premises. The Premises shall not be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.

8. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises of those having business with them whether by the use of any musical instrument, radio, talking machine, unusual noise, whistling, singing, or in any other way.

9. No tenant shall throw anything out of the doors or windows or down the corridors or stairs.

10. No inflammable, combustible or explosive fluid, chemical or substance shall be brought or kept upon the Premises.

11. Except to the extent otherwise approved by Landlord, no additional locks or bolts of any kind shall be placed upon any of the doors, or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof The doors leading to the corridors or main halls shall be kept closed during Business Hours except as they may be used for ingress or egress. Each tenant shall, upon the termination of its tenancy, restore to Landlord all keys to stores, offices, storage, and toilet rooms either furnished to or otherwise procured by such tenant, and in the event of the loss of any keys, so furnished, such tenant shall pay to Landlord the cost thereof. Tenant shall have the right to install locks on interior office doors, provided that Landlord is furnished with a key thereto (except as otherwise provided in Section 13).

12. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its Agent may reasonably determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or this Lease of which these Rules and Regulations are a part.

13. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

14. Any person employed by any tenant to do janitorial work within the Premises must obtain Landlord’s consent and such person shall, while in the Building and outside of said Premises, comply with all instructions issued by the Superintendent of the Building. No tenant shall engage or pay any employees on the Premises, except those actually working for such tenant on said Premises.

15. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the building management or watchman on duty. Landlord may at his option require all persons admitted to or leaving the Building between the hours of 6:00 p.m. and 8:00 a.m., Monday through Saturday, Sundays and legal holidays to register. Each tenant shall be responsible for all persons for whom it authorizes entry into or exit out of the Building, and shall be liable to Landlord for all acts of such persons.

16. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

17. Each tenant, before closing and leaving the premises at any time, shall use reasonable efforts to see that all windows are closed and all lights turned off.

18. The requirements of tenant will be attended to only upon application at the office of the Building. Employees shall not perform any work or do anything outside of the regular duties, unless under special instruction from the management of the Building.

19. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall cooperate to prevent the same.

20. Only hand trucks equipped with rubber tires and side guards may be used in the Building.

21. Access plates to under floor conduits shall be left exposed. Where carpet is installed, carpet shall be cut around access plates. Where tenant elects not to provide removable plates in their carnet for access into the under floor duct system, it shall be the tenant’s responsibility to pay for the removal and replacement of the carpet for any access needed into the duct system at any time in the future.

22. Mats, trash or other objects shall not be placed in the public corridors.

23. Landlord does not maintain or clean suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need for repairs arise, Landlord will arrange for the work to be done at the tenant’s expense.

24. Landlord will furnish and install light bulbs for the building standard fluorescent or incandescent fixtures only. For special fixtures, the tenant will stock its own bulbs, which will be installed by Landlord when so requested by the tenant.

25. Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, and other common areas, or anywhere in the Building or the Garage or within the no smoking zones outside the Building as designated by Landlord, from time to time (Tenant acknowledging that the entire Building is smoke-free).

26. Each tenant shall handle its newspapers and “office paper” in the manner required by applicable law and shall conform with any recycling plan instituted by Landlord.

27. Violation of these rules and regulations, or any amendments thereto, shall be a default under this Lease, entitling Landlord to all remedies therefor.

28. Landlord may upon request by any tenant, waive the compliance by such tenant of any of the foregoing rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord’s authorized Agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the foregoing rules and regulations unless such other tenant has received a similar waiver in writing from Landlord.

29. In the event of any conflict between any provisions in this Lease and these rules and regulations, the provisions set forth in this Lease shall control.

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Deed of Office Lease Agreement by and between MARSHALL PROPERTY LLC, a Delaware limited liability company (“Landlord”) and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”) for space in the Building located at 8281 Greensboro Drive, Tysons, Virginia 22102.

1. TENANT’S TERMINATION OPTION.

A. On the conditions (which conditions Landlord may waive by written notice to Tenant at any time) that (i) Tenant is not in default of its covenants and obligations under the Lease after notice thereof and expiration of any applicable cure period, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity or a Permitted Successor, both at the time that Tenant gives Tenant’s Termination Notice, as hereinafter defined, and as of the Effective Termination Date, as hereinafter defined, then Tenant shall have the one-time right (“Termination Right”) to terminate either (x) the Lease Term with respect to the entire Premises, or (y) the Lease Term solely with respect to one (1) or more full floors of the Premises (as applicable, the “Partial Premises”), effective as of the last day of the ninety-fourth (94th) full calendar month (plus the partial month, if any, in which the Commencement Date occurs) after the Commencement Date (“Effective Termination Date”) by giving Landlord written notice (“Tenant’s Termination Notice”) on or before the date that is twelve (12) full calendar months prior to the Effective Termination Date, and by paying to Landlord the Termination Fee, as hereinafter defined. Tenant’s Termination Notice shall specify whether the Termination Right is being exercised with respect to the entire Premises or a Partial Premises, and if a Partial Premises, the full floor(s) to which such Termination Right is being exercised; if Tenant’s Termination Notice fails to so specify, Tenant’s Termination Notice shall be deemed to apply to the entire Premises. Fifty percent (50%) of the Termination Fee shall be payable to Landlord concurrently with Tenant’s delivery to Landlord of Tenant’s Termination Notice, and the remaining fifty percent (50%) shall be payable to Landlord on or before the date on which Tenant vacates the Premises or Partial Premises, as applicable. Landlord, within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor, shall provide Tenant with a reasonably detailed calculation of the Termination Fee.

B. If Tenant timely and properly exercises its Termination Right and timely pays to Landlord the Termination Fee, then the Lease Term with respect to the entire Premises or the Partial Premises, as applicable, shall terminate as of the Effective Termination Date, and Rent and other charges with respect to the entire Premises or Partial Premises, as applicable, shall be apportioned as of said Effective Termination Date.

C. For the purposes hereof, the “Termination Fee” shall be equal to the Unamortized Portion, as hereinafter defined, of Landlord’s Transaction Costs, as hereinafter defined. The “Unamortized Portion” shall be defined as the amount of principal which would remain unpaid as of the Effective Termination Date with respect to a loan in an original principal amount equal to (i) Landlord’s Transaction Costs (and if with respect to a Partial Premises, such amount shall be allocated to the Partial Premises based on the proportion that the rentable area of the Partial Premises bears to the rentable area of the Premises leased as of the Commencement Date) and which is repaid in equal monthly payments of principal and interest on a direct reduction basis over one hundred twenty (120) months with interest at the rate of eight percent (8%) per annum, plus (ii) one (1) monthly installment of Base Rent payable for the Premises (or Partial Premises, as applicable) in an amount equal to (but in addition to) the last monthly installment of Base Rent payable for the Premises (or the Partial Premises, as applicable) for the last calendar month prior to the Termination Effective Date. For the purposes hereof, “Landlord’s Transaction Costs” shall be equal to the sum of (a) the Allowance, plus (b) the Abated Base Rent and the Abated Storage Space Rent, plus (c) all reasonable legal fees and brokerage fees paid by Landlord in connection with the Lease. Landlord, upon written request of Tenant, shall provide to Tenant verification of such costs promptly after Landlord’s Transaction Costs have been determined, If Tenant expands the Premises pursuant to Paragraphs 2, 3 and/or 4 below or otherwise, then, the Termination Fee shall be increased to account for costs incurred by Landlord in connection with such additional space as follows: Landlord’s Transaction Costs related to such additional space shall include any allowance, any abated rent and any and all reasonable legal and brokerage fees paid by Landlord in connection with such additional space; and the Unamortized Portion of such additional costs shall be defined as the amount of principal which would remain unpaid as of the Effective Termination Date with respect to a loan in an original principal amount equal to Landlord’s Transaction Costs with respect to such additional space and which is repaid in equal monthly payments of principal and interest on a direct reduction basis over a period equal to the number of full calendar months in the period beginning on the rent commencement date with respect to such additional space and ending on the last day of the Lease Term as in effect on the date such rent commencement date occurs (without regard to the early termination) with interest at the rate of eight percent (8%) per annum.

D. In the event that Tenant fails timely to give Tenant’s Termination Notice or to timely pay the Termination Fee, then, at Landlord’s election, Tenant shall have no right to exercise the termination right herein, time being of the essence with respect to Tenant’s obligations hereunder.

2. TENANT’S EXPANSION OPTION.

A. On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that (i) there does not exist a Monetary Default or a material non-monetary Default by Tenant under the Lease, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity or a Permitted Successor, both as of the time of option exercise and as of the Expansion Commencement Date, as hereinafter defined, Tenant shall have the following right (“Expansion Right”) to lease the Expansion Premises, as hereinafter defined. Tenant shall have the right, upon written notice thereof (“Tenant’s Expansion Notice”) to Landlord not later than the last day of the thirty-sixth (36th) month after the Lease Effective Date (except as otherwise provided pursuant to Paragraph 3 below) (the “Expansion Trigger Date”), to elect to lease the entire rentable area on the eighth (8th) floor of the Building (“Expansion Premises”).

B. If Tenant, at its option, elects to exercise its right hereunder to lease such Expansion Premises, Tenant’s Expansion Notice shall constitute Tenant’s binding and irrevocable election to lease such Expansion Premises. Tenant’s leasing of such Expansion Premises shall be on all the then-current terms and conditions of the initial Premises, including Base Rent (calculated on a per square foot basis) and the 2015 Base Year, except that all concessions, including without limitation the Abated Rent and the Allowance, shall be reduced on a pro rata basis to reflect the shorter term of the Lease with respect to such Expansion Premises. Promptly after Tenant timely provides to Landlord Tenant’s Expansion Notice, the parties shall execute an amendment to this Lease (reasonably acceptable to Landlord and Tenant) adding to the Premises the Expansion Premises and confirming that any numbers or calculations based upon the rentable area included in the Premises shall be modified to correspond to such modified rentable area leased by Tenant hereunder. In the event Tenant does not timely provide to Landlord Tenant’s Expansion Notice, then Tenant’s rights with respect to the Expansion Premises under this Paragraph shall be void and without force or effect.

C. Notwithstanding anything to the contrary contained herein, if (i) Tenant has not provided to Landlord Tenant’s Expansion Notice during the first twelve (12) months after the Lease Effective Date, and (ii) during the period commencing on the first (1st) day of the thirteenth (13) month after the Lease Execution Date and continuing through and including the last day of the thirty-sixth (36th) month after the Lease Execution Date, Landlord receives a qualified and acceptable offer by a third party to lease more than seventy-five percent (75%) of the rentable area of the eighth (8th) floor, then Tenant’s Expansion Right hereunder shall become instead a right of first refusal and shall be exercised subject to and in accordance with the terms and conditions of Paragraph 3 below.

3. TENANT’S RIGHT OF FIRST REFUSAL.

A. On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that (i) there does not exist a Monetary Default or a material non-monetary Default by Tenant under the Lease, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity or a Permitted Successor, both as of the time of option exercise and as of the Refusal Premises Commencement Date, as hereinafter defined, Tenant shall have the following right (“Right of First Refusal”) to lease the Refusal Premises, as hereinafter defined. Tenant shall have a right of first refusal (“ROFR”) with respect to the leasing of all or any portion of the eighth (8th) floor of the Building (the “ROFR Premises”). Notwithstanding the foregoing, Tenant shall have no right to exercise its Right of First Refusal other than during the first seventy (70) full calendar months of the Lease Term (i.e., during the first five Lease Years, and during the first 10 months of the sixth Lease Year). In any case where Tenant has no right to exercise its Right of First Refusal, Landlord shall not be obligated to deliver Landlord’s ROFR Notice to Tenant. Tenant’s ROFR shall be exercisable only upon and subject to the following conditions:

(i) Upon receipt by Landlord of a fully executed proposal and/or letter of intent (“Bona Fide Offer”) from a prospective third party tenant that is acceptable to Landlord for the leasing of all or any portion of the ROFR Premises, Landlord shall notify Tenant in writing of the existence of such Bona Fide Offer (“Landlord’s ROFR Notice”) and the terms thereof for the applicable ROFR Premises. Tenant shall have the right, exercisable upon written notice given to Landlord within seven (7) business days after the receipt of Landlord’s ROFR Notice, to either: (a) lease the ROFR Premises at the Fair Market Rental Value set forth in

Landlord’s ROFR Notice (“Tenant’s ROFR Exercise Notice”), or (ii) lease the RFO Premises but provide Landlord with a counteroffer of Landlord’s designation of Fair Market Rental Value (“Tenant’s ROFR Objection Notice”). If Tenant timely and properly provides Tenant’s ROFR Exercise Notice, Tenant shall lease the ROFR Premises and the Fair Market Rental Value shall be as set forth in Landlord’s ROFR Notice. If Tenant timely and properly provides Tenant’s ROFR Objection Notice, then Tenant shall lease the ROFR Premises, and the Fair Market Rental Value shall be determined as follows: The parties shall negotiate in good faith for thirty (30) days (“ROFR Negotiation Period”). If the parties cannot reach an agreement as to the designation of Fair Market Rental Value within the ROFR Negotiation Period, then Fair Market Rental Value shall be submitted to arbitration in accordance with Subparagraph E of Paragraph 5 below. If Tenant timely and properly gives Landlord Tenant’s ROFR Exercise Notice or Tenant’s ROFR Objection Notice, then Landlord shall lease to Tenant and Tenant shall hire and take from Landlord, such ROFR Premises, upon all of the same terms and conditions of the Lease except as hereinafter set forth with the Fair Market Rental Value determined as set forth above. Notwithstanding anything to the contrary contained herein, in the event Landlord’s ROFR Notice is delivered to Tenant on or before August 31, 2017, then the leasing of the ROFR Premises shall be on all the then-current terms and conditions as the initial Premises, including Base Rent (calculated on a per square foot basis) and the 2015 Base Year, except that all concessions, including without limitation the Abated Rent and the Allowance, shall be reduced on a pro rata basis to reflect the shorter term of the Lease with respect to such ROFR Premises.

(ii) Tenant’s rights with respect to the ROFR Premises are ongoing rights as any ROFR Premises becomes available, subject to the limitations set forth herein. If Tenant does not timely and properly provide either Tenant’s ROFR Exercise Notice or Tenant’s ROFR Objection Notice with respect to any ROFR Premises, then Landlord shall have the right to lease such ROFR Premises that was the subject of Landlord’s ROFR Notice to a third party and Tenant’s right hereunder with respect to such ROFR Premises shall not apply.

B. Lease Provisions Applying to ROFR Premises

(i) The leasing to Tenant of such ROFR Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

(a)	ROFR Premises Commencement Date

If a prior tenant of ROFR Premises holds over past the expiration of such tenant’s lease term, and Landlord is delayed in delivering the ROFR Premises by the date set forth in Landlord’s ROFR Notice, then Landlord shall use commercially reasonable efforts to cause such holdover tenant to vacate the ROFR Premises within a reasonable period.

(b)	Expiration Date

The Expiration Date in respect of such ROFR Premises shall be the Expiration Date of the then current Term of this Lease as such Term may be extended by Tenant pursuant to Paragraph 5 below.

(c)	Base Rent

The Base Rent rental rate in respect of such ROFR Premises shall be as determined in Subparagraph 3.A(ii) above.

(d)	Condition of ROFR Premises

Tenant shall take such ROFR Premises “as-is” in its then (i.e. as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any ROFR Premises for Tenant’s occupancy; provided, however, that the foregoing shall not diminish Landlord’s obligation to keep the Base Building Systems serving the Premises (including the ROFR Premises) in good working order, nor Landlord’s obligation to keep the common areas of the Building (including the core restrooms on any multi-tenanted floor on which the ROFR Premises are located) in compliance with applicable Law.

C. Execution of Lease Amendments

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease ROFR Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of an ROFR Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the ROFR Premises, unless otherwise specifically provided in such lease amendment.

4. TENANT’S RIGHT OF FIRST OFFER

A. On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that (i) there does not exist a Monetary Default or a material non-monetary Default by Tenant under the Lease, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity or a Permitted Successor, both as of the time of option exercise and as of the RFO Premises Commencement Date, as hereinafter defined, Tenant shall have the following rights (“Right of First Offer”) to lease the RFO Premises, as hereinafter defined, when the RFO Premises become available for lease to Tenant, as hereinafter defined. Notwithstanding the foregoing, Tenant shall have no right to exercise its Right of First Offer other than during the first ninety-four (94) full calendar months of the Lease Term (i.e., during the first seven Lease Years, and during the first 10 months of the eighth Lease Year). In any case where Tenant has no right to exercise its RFO Right, Landlord shall not be obligated to deliver Landlord’s RFO Notice to Tenant.

(i) Definition of RFO Premises

“RFO Premises” shall be defined as any of the “Urban Spec Suites” located on the second (2nd) and third (3rd) floors of the Building, when such area becomes available for lease to Tenant, as hereinafter defined, during the Term of this Lease. For the purposes of this Paragraph, a RFO Premises shall be deemed to be “available for lease to Tenant” if, during the Term of this Lease, Landlord, in its reasonable judgment, determines that such area will become available for leasing to Tenant (i.e. when Landlord determines that the then current occupant of such RFO Premises will vacate such RFO Premises, and when Landlord intends to offer such area for lease). Some or all of the RFO Premises may currently be vacant. In no event shall any such currently vacant RFO Premises be deemed to be “available for lease to Tenant” until such

RFO Premises have been leased to a third party, and thereafter such third party tenant of such RFO Premises will vacate such RFO Premises (following the exercise of any renewal or expansion rights to which such third party is entitled under its lease), and when Landlord intends to offer such area for lease.

(ii) Exercise of Right to Lease RFO Premises

Landlord shall give Tenant written notice (“Landlord’s RFO Notice”) after Landlord determines, as aforesaid, that a RFO Premises will become available for lease to Tenant. Landlord’s Notice shall set forth the exact location of the RFO Premises, Landlord’s designation of the Fair Market Rental Value (as defined in Subparagraph E of Paragraph 5 below) applicable to the RFO Premises and the RFO Premises Commencement Date. In no event shall Landlord be obligated to designate Fair Market Rental Value more than eleven (11) months prior to the anticipated RFO Premises Commencement Date. Tenant shall have the right, exercisable upon written notice given to Landlord within seven (7) business days after the receipt of Landlord’s RFO Notice, to either: (i) lease the RFO Premises at the Fair Market Rental Value set forth in Landlord’s RFO Notice (“Tenant’s RFO Exercise Notice”), or (ii) lease the RFO Premises but provide Landlord with a counteroffer of Landlord’s designation of Fair Market Rental Value (“Tenant’s RFO Objection Notice”). If Tenant timely and properly provides Tenant’s RFO Exercise Notice, Tenant shall lease the RFO Premises and the Fair Market Rental Value shall be as set forth in Landlord’s RFO Notice. If Tenant timely and properly provides Tenant’s RFO Objection Notice, then Tenant shall lease the RFO Premises, and the Fair Market Rental Value shall be determined as follows: The parties shall negotiate in good faith for thirty (30) days (“RFO Negotiation Period”). If the parties cannot reach an agreement as to the designation of Fair Market Rental Value within the RFO Negotiation Period, then Fair Market Rental Value shall be submitted to arbitration in accordance with Subparagraph E of Paragraph 5 below. If Tenant timely and properly gives Landlord Tenant’s RFO Exercise Notice or Tenant’s RFO Objection Notice, then Landlord shall lease to Tenant and Tenant shall hire and take from Landlord, such RFO Premises, upon all of the same terms and conditions of the Lease except as hereinafter set forth with the Fair Market Rental Value determined as set forth above.

(iii) Tenant’s rights with respect to the RFO Premises are ongoing rights as any RFO Premises becomes available, subject to the limitations set forth herein. If Tenant does not timely and properly provide either Tenant’s RFO Exercise Notice or Tenant’s RFO Objection Notice with respect to any RHO Premises, then Landlord shall have the right to lease such RFO Premises that was the subject of Landlord’s RFO Notice to a third party and Tenant’s right hereunder with respect to such RFO Premises shall not apply unless such RFO Premises shall thereafter become available for lease to Tenant, but if any other RFO Premises thereafter becomes available during the time period provided herein, Tenant’s rights under this Paragraph shall apply with respect to such space.

B. Lease Provisions Applying to RFO Premises

(iv) The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

(a)	RFO Premises Commencement Date

If a prior tenant of RFO Premises holds over past the expiration of such tenant’s lease term, and Landlord is delayed in delivering the RFO Premises by the date set forth in Landlord’s Notice, then Landlord shall use commercially reasonable efforts to cause such holdover tenant to vacate the RFO Premises within a reasonable period.

(b)	Expiration Date

The Expiration Date in respect of such RFO Premises shall be the Expiration Date of the then current Term of this Lease as such Term may be extended by Tenant pursuant to Paragraph 5 below.

(c)	Base Rent

The Base Rent rental rate in respect of such RFO Premises shall be based upon the Fair Market Rental Value determined as set forth above.

(d)	Condition of RFO Premises

Tenant shall take such RFO Premises “as-is” in its then (i.e. as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy; provided, however, that the foregoing shall not diminish Landlord’s obligation to keep the Base Building Systems serving the Premises (including the RFO Premises) in good working order, nor Landlord’s obligation to keep the common areas of the Building (including the core restrooms on any multi-tenanted floor on which the RFO Premises are located) in compliance with applicable Law.

C. Execution of Lease Amendments

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of an RFO Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

5. TENANT’S OPTION TO EXTEND THE TERM OF THE LEASE.

A. On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that (i) there does not exist a Monetary Default or a material non-monetary Default by Tenant under the Lease, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity or a Permitted Successor, both as of the time of option exercise and as of the commencement of the hereinafter described additional Term, Tenant shall have the option (“Extension Option”) to extend the Term of this Lease with respect to either the entire Premises or a Partial Premises (as defined below) for one (1) additional five (5) year period (“Extension Term”), the additional term commencing as of the expiration of the initial Term of the Lease. Tenant may exercise its Extension Option by giving Landlord written notice (“Extension Option Notice”) not earlier than fifteen (15) months and not later than twelve (12) months prior to the Expiration Date of the initial Term of the Lease. Tenant’s Extension Option notice shall specify whether Tenant’s exercise of its Extension Option is with respect to the entire Premises or the Partial Premises and, if for the Partial Premises, the location thereof (subject to subsection F below); in the event Tenant timely provides the Extension Option Notice, but fails therein to specify the location of the Premises to which the renewal exercise relates, Tenant shall be deemed to have elected to renew the Lease Term with respect to the entire Premises. Upon the timely giving of such Extension Option Notice, the Term of this Lease shall be deemed extended upon all of the terms and conditions of this Lease. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term of this Lease, time being of the essence for this Paragraph.

B. The Base Rent during the Extension Term shall be based upon the Fair Market Rental Value, as defined in and determined pursuant to Subparagraph E of this Paragraph, as of the commencement of the Extension Term, of the Premises then demised to Tenant, and the Base Year for Expenses and Taxes shall be adjusted to reflect the then-current Base Year being offered to prospective tenants of the Building.

C. Tenant shall have no further option to extend the Term of the Lease past the First Extension Term.

D. Notwithstanding the fact that Tenant’s exercise of the Extension Option shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting the Extension Term after Tenant exercises the Extension Option, except that, if it has not yet been determined, the Base Rent payable in respect of the Extension Term may not be able to be set forth in said amendment. In such event, after such Base Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Paragraph, unless otherwise specifically provided in such lease amendment.

E. (i) “Fair Market Rental Value” shall be computed as of the date in question at the then current annual rental charge (i.e., the sum of Base Rent plus escalation and other charges), including provisions for subsequent increases and other adjustments for leases then currently being negotiated, or executed for comparable space in comparable buildings located in the Tysons, Virginia submarket that are located in close proximity to a metro station. In determining Fair Market Rental Value, the following factors, among others, shall be taken into account and given effect: size and location of premises, lease term, leasing inducements and all other market concessions then being offered on comparable leases, condition of building, and services provided by the Landlord.

(ii) Dispute as to Fair Market Rental Value

Landlord shall initially designate Fair Market Rental Value, and Landlord shall furnish to Tenant data in support of such designation. In no event shall Landlord be obligated to designate Fair Market Rental Value more than eleven (11) months prior to the expiration of the original Term hereof. If Tenant disagrees with Landlord’s designation of a Fair Market Rental Value, and the parties cannot amicably resolve the disagreement within twenty (20) days of Landlord’s designation, Tenant shall have the right, by written notice (“Broker Determination Notice”) given within thirty (30) days after Tenant has been notified of Landlord’s designation, to submit such Fair Market Rental Value to arbitration. If Tenant timely submits a Broker Determination Notice, Fair Market Rental Value shall be submitted to arbitration as follows: Fair Market Rental Value shall be determined by impartial office leasing real estate brokers, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the Virginia Bar Association (or such organization as may succeed to said Virginia Bar Association) and request him/her to select an impartial third arbitrator, who shall be a real estate broker dealing with like types of properties, with a minimum of five (5) years’ experience in office leasing in the Tysons, Virginia submarket, to determine Fair Market Rental Value as herein defined. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. The decision of the arbitrators shall be binding and conclusive, and judgment upon the award or decision of the arbitrators may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Virginia by registered mail or by personal service, provided a reasonable time for appearance is allowed. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant’s obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay Base Rent and other charges under the Lease in respect of the Premises in question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant. If Tenant does not timely submit a Broker Determination Notice, then Fair Market Rent shall be as designated by Landlord.

F. Tenant may exercise its right of renewal hereunder with respect to the entire Premises leased by Tenant at the time of Tenant’s Extension Option Notice, or with respect to the Partial Premises only, and not with respect to any other portion of the Premises. For purposes hereof, the term “Partial Premises” shall mean a portion of the Premises comprised of one or more contiguous full floors of the Premises. If Tenant timely exercises its Extension Option hereunder with respect to a Partial Premises, Tenant shall be responsible, not later than the last day of the Lease Term (prior to any renewal hereunder), at its sole cost and expense, for separating the Partial Premises from the balance of the Premises at Tenant’s sole cost and expense (including, without limitation, closing off, removing or restoring any internal staircase and separating common systems) in a manner acceptable to Landlord in its reasonable judgment.

6. ROOFTOP ANTENNA. Subject to the satisfaction, in Landlord’s reasonable judgment, of all applicable provisions of the Lease and the conditions set forth in this Paragraph, Tenant, at Tenant’s sole cost and expense (but without any obligation to pay Landlord a license fee therefor), shall have the right to install, maintain, operate, repair, replace and remove one (1) or more satellite dishes and/or microwave antennae (collectively, “Antennae”) and/or supplemental HVAC units (collectively, “Supplemental HVAC”) that are approved in writing by Landlord in accordance with the terms of this Section (all such Antennae and Supplemental HVAC are collectively referred to as the “Rooftop Equipment”) on a portion of the roof of the Building mutually agreed to by Landlord and Tenant, not to exceed Tenant’s pro rata share of roof space available for tenants’ equipment, for use in connection with Tenant’s business in the Premises.

A. Notwithstanding anything in this Section to the contrary, Tenant shall not be permitted to install the Rooftop Equipment unless (i) intentionally omitted; (ii) such Rooftop Antenna conforms to the specifications and requirements set forth in the drawings and specifications prepared by a licensed professional (the “Rooftop Equipment Drawings”), which Rooftop Equipment Drawings shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (iii) Landlord approves, which approval shall not be unreasonably withheld, conditioned or delayed, the size, capacity, power, location and proposed placement of such Rooftop Equipment (it being agreed that it shall be reasonable for Landlord to consider, among other things, the sight lines of the buildings adjacent to the Building); and (iv) Tenant obtains, at its sole cost and expense, and provides copies to Landlord of all necessary governmental permits and approvals, including, without limitation, special exception permits, if applicable, for the installation of the Rooftop Equipment upon the Building. Tenant shall have reasonable access during normal business hours to the Building’s conduits and risers as may be necessary for Tenant to connect the Rooftop Equipment to Tenant’s equipment in the Premises. Tenant, at Landlord’s discretion, shall cause the Rooftop Equipment to be painted in a nonmetallic paint. In addition, if the installation of the Rooftop Equipment on the roof of the Building would penetrate the roof of the Building, then Tenant shall not be permitted to install the Rooftop Equipment unless Tenant warrants and guaranties the roof to the extent that Landlord will lose its existing roof warranty or guaranty and unless Landlord approves, in writing, any such effect on the Building’s structure or service systems or any such structural alteration, which approval may be granted or withheld by Landlord in its sole discretion. The Rooftop Equipment shall be installed by a contractor reasonably acceptable to both Landlord and Tenant and thereafter shall be properly maintained by Tenant, all at Tenant’s sole expense. At the expiration or earlier termination of the Lease Term, the Rooftop Equipment shall be removed from the roof of the Building at Tenant’s sole cost and expense and that portion of the roof of the Building that has been affected by the Rooftop Equipment shall be repaired to the condition it was in prior to the installation of the Rooftop Equipment. Tenant shall pay all subscription fees, usage charges and hookup and disconnection fees associated with Tenant’s use of the Rooftop Equipment and Landlord shall have no liability therefor. Tenant shall not be required to pay to Landlord any rental for the installation and use of the Rooftop Equipment during the initial Lease Term. All of the provisions of the Lease, including, without limitation, the insurance, maintenance, repair, release and indemnification provisions shall apply and be applicable to Tenant’s installation, operation, maintenance and removal of the Rooftop Equipment.

B. Except as shown on the Rooftop Equipment Drawings, as reasonably approved by Landlord, Tenant shall not make any modification to the design, structure or systems of the Building, required in connection with the installation of the Rooftop Equipment without

Landlord’s prior written approval of such modification and the plans therefor, which approval may be granted, conditioned or withheld by Landlord in its sole but reasonable discretion. Tenant agrees that, in addition to any indemnification provided Landlord in the Lease, Tenant shall, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, indemnify and shall hold Landlord and the Landlord Related Parties, harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorney’s fees and any costs of litigation) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from Tenant’s use of the Rooftop Equipment and/or the conduits to connect the Premises to the Rooftop Equipment. In addition, Tenant shall be liable to Landlord for any actual damages suffered by Landlord or any other tenant or occupant of the Building for any cessation or shortages of electrical power or any other systems failure arising from Tenant’s use of the conduits to connect the Premises to the Rooftop Equipment.

C. Tenant, at its sole cost and expense, shall secure all necessary permits and approvals from all. applicable governmental and quasi-governmental agencies with respect to the size, placement and installation of the Rooftop Equipment. In the event Tenant is unable to obtain the necessary approvals and permits from any applicable federal, state, county or other local governing authorities for the Rooftop Equipment, Tenant shall have no remedy, claim, cause of action or recourse against Landlord, nor shall such failure or inability to obtain any necessary permits or approvals provide Tenant the opportunity to terminate the Lease.

D. Landlord makes no representations or warranties concerning the suitability of the roof of the Building for the installation, operation, maintenance and repair of the Rooftop Equipment, Tenant having satisfied itself concerning such matters.

E. Except in the event of emergency (in which case Tenant shall notify Landlord thereof as soon as possible), Tenant shall not have access to the Rooftop Equipment without Landlord’s prior written consent, which consent shall be granted to the extent necessary for Tenant to perform its maintenance obligations hereunder during normal business hours and if Tenant is accompanied by Landlord’s representative (if Landlord so requests). Any such access by Tenant shall be subject to reasonable rules and regulations relating thereto established from time to time by Landlord, including without limitation rules and regulations prohibiting such access unless Tenant is accompanied by Landlord’s representative and Tenant’s agreement to reimburse Landlord for costs incurred by Landlord to make Landlord’s representative available to accompany Tenant if after normal business hours.

F. Upon at least thirty (30) days’ prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the Rooftop Equipment, if in Landlord’s opinion such relocation is necessary or desirable. Any such relocation shall be performed by Tenant at Landlord’s expense, and in accordance with all of the requirements of this Section. Nothing in this Section shall be construed as granting Tenant any line of sight easement with respect to such Antennae.

G. It is expressly understood that by granting Tenant the right hereunder, Landlord makes no representation as to the legality of such Rooftop Equipment or its installation. In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of such Rooftop Equipment, Tenant shall remove or relocate such Rooftop Equipment at Tenant’s sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

H. The Rooftop Equipment may be used by Tenant only in the conduct of Tenant’s customary business in the Premises. No assignee or subtenant (other than an Affiliated Entity or a Permitted Successor) shall have any rights pursuant to this Section, unless such entity (and such entity’s right to exercise Tenant’s rights under this Paragraph) is approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed with respect to approved or permitted subtenants or assignees with whom Tenant is engaged in commercial activity as part of its core business and for which the Rooftop Equipment is utilized. Landlord shall have the right to receive any and all compensation or other consideration payable to Tenant from any other entity (other than an Affiliated Entity or a Permitted Successor but including any other entity approved by Landlord) on account of Tenant’s rights set forth in this Section.

I. Tenant shall maintain such insurance as is appropriate with respect to the installation, operation and maintenance of the Rooftop Equipment. Landlord shall have no liability on account of any damage to or interference with the operation of the Rooftop Equipment and Landlord expressly makes no representations or warranties with respect to the capacity for an antenna or satellite dish placed on the roof of the Building to receive or transmit signals. The operation of the Rooftop Equipment shall be at Tenant’s sole and absolute risk. Tenant shall in no event interfere with the use of any other communications antenna located on the roof of the Building prior to the installation of Tenant’s Rooftop Equipment, or any such equipment thereafter installed by Landlord in connection with operation of the Building.

J. Intentionally omitted.

K. So long as Tenant has installed and is using the Rooftop Equipment and no Event of Default exists under the Lease, Landlord shall not grant to non-Building tenants (other than communication providers servicing the Building) rights to use the rooftop in such a manner so as to diminish or dilute the use or utility of Tenant’s rights hereunder for Tenant’s Rooftop Equipment.

7. GENERATOR.

A. As part of the Initial Alterations and subject to the conditions and requirements of this Section and Exhibit C above, Tenant shall be permitted to install, at its sole cost and expense, a back-up power generator and all necessary fuel tanks (if any), batteries (if any), and feeders and conduits extending from such generator to the Premises (collectively, the “Generator”).

B. The Generator shall be placed in one of the locations depicted on Exhibit H attached hereto (said area, which shall be selected by Landlord, is hereinafter referred to as the “Generator Support Area”). The area in which the Generator will be located shall be subject to all of the provisions of the Lease as if it were located within the Premises including Tenant’s obligation, if required, to obtain all governmental and other approvals; provided however, Tenant shall not be obligated to pay Base Rent or Expenses or Taxes associated with such area if such area is located outside of the Premises and so long as such area could not otherwise be reasonably rented by Landlord to another Tenant. If the Generator Support Area is located in the parking garage under the Building, then the number of parking spaces, if any, comprising the Generator Support Area shall be deducted from the number of parking spaces in the parking garage under the Building or the parking structure, as the case may be, available for Tenant’s use pursuant to the Lease.

C. The Generator shall be used only for backup operations during the pendency of any power outages. The Generator shall not be used (i) for the benefit of any other tenant of the Building without Landlord’s consent, which may be granted or withheld in Landlord’s sole but reasonable discretion or (ii) for peak use sharing or operating during business hours.

D. Tenant’s right to install or modify the Generator is conditioned upon Landlord’s prior written approval of all equipment to be installed in accordance with the terms and conditions of Exhibit C, which approval shall not be unreasonably withheld, conditioned or delayed. In addition to the requirements set forth in Exhibit C, Tenant shall provide Landlord mechanical and electrical drawings and specifications by a licensed professional engineer, which drawings and specifications shall include a written description of the Generator, including make, model, size, capacity, noise specifications, fuel types, location of the exhaust pipe termination points(s), specifications for exercising the Generator, the proposed routing of cables, and location of peripheral equipment.

E. Construction of the Generator Support Area and installation of (i) the Generator and (ii) any protective enclosure around the Generator Support Area or any screening materials, required by Landlord in its sole discretion, and (iii) any conduits, feeders, equipment areas connecting the Generator and/or the Generator Support Area to the Premises (collectively, the “Generator Alterations”), shall be performed pursuant to and in accordance with the plans and specifications prepared by licensed engineers and reviewed and reasonably approved by Landlord and, if required, Landlord’s engineers, in writing, and the other provisions of the Lease (including Exhibit C). Tenant shall repair all damage caused to the Building by the Generator Alterations and upon removal of the Generator or termination of this Lease, restore all such areas as reasonably required by Landlord. Tenant shall pay for, at its cost, all required enclosures, structural modifications to provide any necessary additional load bearing capability, and all other reasonable requirements of Landlord and any applicable laws in connection with the Generator or the Generator Alterations. Tenant will allow Landlord’s designee to be present during the installation of the Generator and the Generator Alterations. During the Lease Term, Tenant will not make any material repairs or alterations to the Generator or Generator Alterations without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

F. All testing and exercising of the Generator shall occur during other than the Building normal business hours unless Landlord determines that such testing and exercising during the Building normal business hours shall not disturb the other tenants of the Building.

G. Tenant at its sole expense shall comply with all laws and the requirements of Landlord’s insurer with respect to the installation, repair, maintenance or operation of the Generator and the Generator Alterations (including all ancillary equipment). Tenant shall at its expense obtain all permits, variances and licenses required by applicable laws relating to the Generator and the Generator Alterations and shall deliver copies to Landlord.

H. Landlord shall have the right, but not the obligation, to enter the Generator Support Area upon reasonable advance notice at all reasonable times for the purpose of inspecting the Generator and the Generator Alterations or exhibiting the Building, and only upon such notice as is practicable under the circumstances in the event of an emergency, to make repairs.

I. Landlord may from time to time require Tenant to relocate the Generator or the Generator Alterations to another site to be determined by Landlord in its sole discretion at Landlord’s sole expense. In such event, Tenant’s means of access to the Generator and the Generator Alterations will be relocated at Landlord’s sole expense in a manner so as not to unreasonably impair the availability of the Generator as a backup power source. If Landlord elects to relocate the Generator or the Generator Alterations, the costs shall be borne by Landlord unless such relocation is required by laws. In the event Landlord elects to relocate the Generator or the Generator Alterations, Tenant shall be entitled to at least thirty (30) days written notice, except in an emergency.

J. Tenant shall submeter all electrical usage and pay the costs of all utilities services required for Tenant’s use of the Generator.

K. The installation, repair, maintenance and operation of the Generator and the Generator Alterations will be at Tenant’s sole risk, cost and expense. Landlord or its agents or employees shall not be liable for any costs or expenses caused in any manner by such installation, repair, maintenance and operation.

L. Upon the expiration or earlier termination of the Lease Term, Tenant shall remove the Generator and the Generator Alterations (including any cables, wires, lines, pipes or piping installed in the interior of the Building in connection therewith) at its sole expense and shall repair any damage to the Building or the Premises caused by or resulting from such removal.

M. Landlord makes no warranties or representations concerning the suitability of the Generator Support Area for the installation of the Generator, Tenant having satisfied itself concerning these matters.

8. STORAGE SPACE.

A. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately one thousand one hundred one (1,101) square feet of storage space on the lower level of the Building, the location and configuration of which are shown on Exhibit M (“Storage Space”). The lease of the Storage Space shall be subject to the terms and conditions set forth in this Section. Commencing on the Lease Commencement Date, Tenant shall pay annual rent for such Storage Space (“Storage Space Rent”) in an amount equal to Ten Dollars ($10.00) multiplied by the total number of square feet of area in such Storage Space; provided however, if no Default then exists, Tenant shall have no obligation to pay (i) one hundred percent (100%) of the Storage Space Rent for the first ten (10) full calendar months following the Commencement Date, and (ii) fifty percent (50%) of the Storage Space Rent for the eleventh (11th) through and including the twentieth (20th) full calendar months following the Commencement Date. The total amount of Storage Space Rent abated is referred to as the “Abated Storage Space Rent”. The Storage Space Rent shall be payable in equal monthly installments in advance on the first day of each month, in accordance with all of the terms and conditions of Section 5.01 applicable to Base Rent. Except as otherwise specified herein, all of the terms, covenants, conditions and provisions of this Lease, except any abatement pursuant to Section 1.02, the provisions of Section 5.02, and Exhibit C, shall apply to such Storage Space. Landlord shall not be obligated to provide any alterations or improvements to or for such Storage Space. In addition, Landlord shall not be obligated to furnish any utilities or services to such Storage Space. Tenant shall use any such Storage Space exclusively for storage purposes consistent with a Class A office building and for no other use or purpose and otherwise in accordance with the Lease (and in no event shall employees of Tenant or other persons occupy or work from such Storage Space). Furthermore, in no event shall Tenant store food, food products or other materials that may attract rodents or other pests in the Storage Space.

9. SIGNAGE.

A. Exterior Building Signage. (i) So long as Tenant (a) is one of the four (4) largest tenants in the Building, and (b) leases and occupies a minimum of three (3) full floors of the Building, and (c) is not in default of its covenants and obligations under the Lease after notice thereof and expiration of any applicable cure period, and (d) has not assigned this Lease, other than to an Affiliated Entity and/or Permitted Successor, then Tenant shall be entitled to the Top of Building Signs (as defined below) in accordance with the terms of this Section. Notwithstanding the foregoing, if Tenant has installed exterior Building signage pursuant to this Section, and Tenant thereafter subleases a portion of the Premises (or executes any other license or occupancy agreement) other than to an Affiliated Entity and/or Permitted Successor (collectively, a “Third Party Sublease”) such that the portion of the Premises not subject to a Third Party Sublease is less than a minimum of three (3) full floors of the Building, or if any of the other conditions set forth in clauses (a) through (d) above are not satisfied, then Tenant’s rights to such exterior signage shall be void and without force or effect.

(ii) In addition to the foregoing, so long as Tenant (a) is not in default of its covenants and obligations under the Lease after notice thereof and expiration of any applicable cure period, and (b) has not assigned this Lease, other than to an Affiliated Entity and/or Permitted Successor, then Tenant shall be entitled to the First Floor Sign (as defined below) in accordance with the terms of this Section.

(iii) So long as the conditions contained in clauses (a) through (d) of Paragraph 9.A(i) above are satisfied, then Tenant shall have the nonexclusive right to affix two (2) signs to the top exterior of the Building displaying Tenant’s logo (the “Top of Building Signs”), and so long as the conditions contained in clauses (a) and (b) of Paragraph 9.A(ii) above are satisfied, then Tenant shall have the right to affix one (1) sign to in a location approved by Landlord near the entrance to the First Floor Space (the “First Floor Sign”); provided, however, that (a) Tenant shall, at its sole cost (subject to reimbursement from the Allowance if and to the extent permitted pursuant to Exhibit C), fabricate, install, maintain, modify, replace and operate such Top of Building Signs and First Floor Sign in first class condition and repair, (b) Tenant shall, at Tenant’s sole cost (subject to reimbursement from the Allowance if and to the extent permitted pursuant to Exhibit C), obtain all necessary government, community and other permits and approvals and deliver the same to Landlord prior to commencing to install, modify or replace the Top of Building Signs and First Floor Sign; (c) the size, materials, color, design, location, manner of installation and other aspects of such Top of Building Signs and First Floor Sign shall be acceptable to Landlord in its sole discretion, it being understood and agreed that neither of the Top of Building Signs may exceed sixty (60) square feet, and both Top of Building Signs together shall not exceed one hundred (100) square feet in the aggregate (Landlord hereby approves the logo set forth on Exhibit L attached hereto); (d) all costs related to such Top of Building Signs and First Floor Sign shall be borne by Tenant (subject to reimbursement from the Allowance if and to the extent permitted pursuant to Exhibit C); (e) Tenant shall at Tenant’s expense remove such Top of Building Signs and First Floor Sign (including, at Landlord’s option, any panels, electrical hook ups and other appurtenances thereto) at the expiration or earlier termination of the Lease Term (or at such earlier time that Tenant’s signage rights may expire) and repair any damage caused by the Top of Building Signs and/or First Floor Sign, or removal thereof, and restore the affected area to the condition that existed prior to the installation thereof; and (f) Tenant shall reimburse Landlord for the cost of all electricity consumed by such Top of Building Signs and First Floor Sign at the rates payable by Landlord to the electricity provider to the Building (without markup, overhead or profit) as reasonably determined by Landlord (Landlord hereby reserving the right to require Tenant to submeter such use). The right to place any and all Top of Building Signs and First Floor Sign on the Building is non-exclusive and shall be exercised in accordance with the requirements of all local regulatory authorities, in compliance with all Laws and subject to any and all owner’s association and other covenants, conditions and restrictions affecting the Building. Tenant’s rights under this Section are personal to the initial Tenant named herein and may not be exercised by any subtenant or assignee of such Tenant (other than an assignee that is an Affiliated Entity or a Permitted Successor). If Tenant has not installed the Top of Building Signs and/or the First Floor Sign permitted hereby by the second anniversary of the date Tenant’s rights hereunder arise, then Tenant’s rights with respect to the applicable signage under this Paragraph shall lapse and expire.

B. Monument Sign. Provided (i) Tenant is not in default of its covenants and obligations under the Lease after notice thereof and expiration of any applicable cure period, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity and/or a Permitted Successor, then the provisions of this Section shall apply. Tenant shall have the right, at Tenant’s cost (subject to reimbursement from the Allowance if and to the extent permitted pursuant to Exhibit C), to place its name on one (1) line of the existing Building monument sign (or any replacement thereof) in a location designated by Landlord. Landlord shall have the right to permit other tenants to place their names on such monument sign. All aspects of Tenant’s listing on the monument sign shall be subject to Landlord’s approval, in its sole discretion (which may include Building standard lettering). If Tenant has not installed the signage permitted hereby by the second anniversary of the Commencement Date, then Tenant’s signage rights under this Paragraph shall lapse and expire.

C. Building Directory and Suite Entry Signage. Landlord will, at its sole cost and expense, list in the Building main lobby directory, Tenant’s name and the names of Tenant’s designated key employees and permitted subtenants; provided, however, that if Tenant requests Landlord to change the names on such directory more than once a month, then Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord therefor. In addition, if requested in writing by Tenant, Landlord will, at its sole cost and expense, provide Building standard suite entry signage at one entrance to the Premises.

10. CONFERENCE ROOM. Landlord agrees that, so long as Landlord maintains a common conference room in the Building Tenant and its employees shall have the right to use the conference room in the Building on a “first-come, first-served” basis on the same terms and conditions on which the conference room is made available to other office tenants of the Building and their employees. Landlord agrees to maintain the conference room throughout the initial Lease Term. Landlord agrees that the use of the conference room shall not be a direct charge to Tenant or other tenants of the Building (subject to standard cleaning fees), but the cost of operating the conference room, including market rental rates, will be included in Expenses. Any catering, audio visual services required by Tenant shall be provided by Tenant at its sole cost, subject to reasonable rules and regulations as Landlord may establish from time to time.

11. WELLNESS CONTRIBUTION. Landlord will provide Tenant a “wellness payment” in the amount of Thirty-Five Thousand Dollars ($35,000.00) per year, prorated for any partial year, provided that Tenant uses such wellness payment to pay for membership dues for the use of a fitness facility for Tenant’s employees. The cost of providing such payment shall be included in Expenses. Tenant shall be required to use such wellness payment for Tenant’s employees’ membership dues for a fitness facility provider and, upon Landlord’s request, Tenant shall provide Landlord with reasonably satisfactory evidence reflecting Tenant’s use of the wellness payment each year for such purposes.

12. RISERS. Landlord agrees that Tenant shall be permitted non-exclusive access to its proportionate share (as determined from time to time based upon the number of rentable square feet Tenant is leasing in the Building) of the available space in the Building risers, plenums and telecommunications closets, except such risers, plenums or closets being utilized exclusively by Landlord or other tenants in the Building (and excluding, in any event, such Building risers, plenums and/or telecommunications closets located in mechanical rooms, basement space or other common and/or public areas of the Building) (collectively, the “Risers”), at no additional charge therefor, for the sole purpose of installing cabling and telecommunications equipment therein; provided, however, that:

(a) Tenant shall submit to Landlord for Landlord’s prior written approval (which approval shall not be unreasonably withheld or delayed) reasonably detailed plans and specifications showing the locations within the Risers where such cabling and equipment will be installed. Tenant shall appropriately mark and/or tag all such cabling and equipment as reasonably required by Landlord to identify the owner and/or user thereof. If any such cabling and/or equipment are installed without Landlord’s prior written approval or without such appropriate identification, and Tenant fails to remove same within thirty (30) days after written notice from Landlord to do so, then Landlord shall have the right to remove and correct such improvements and restore the Risers to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. Tenant shall not be entitled to use or occupy a disproportionate amount of the available space in the Risers, based upon the proportion of the rentable area then being leased by Tenant to the aggregate rentable office area in the Building. Landlord makes no representation or warranty that the Risers will be adequate to satisfy Tenant’s needs.

(b) Tenant and its contractor shall coordinate any access to the Risers with Landlord’s property manager for the Building.

(c) Tenant shall pay, as additional rent, all actual, out of pocket costs and expenses reasonably incurred by Landlord in connection with Tenant’s installation of such cabling and equipment.

(d) Tenant and its contractor shall conduct their work in a manner that shall minimize disruption and inconvenience to other tenants and occupants of the Building. Any contractor performing such work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In performing such work, Tenant and its contractor shall observe Landlord’s reasonable rules and regulations regarding the construction, installation, and removal of tenant improvements in the Building, which rules and regulations, together with any modifications thereto, shall be provided to Tenant, in writing, prior to enforcement.

(e) During the installation, maintenance, repair, replacement, and removal of such cabling and equipment, Tenant shall keep all public areas of the Building where such work is being performed neat and clean at all times and Tenant shall remove or cause all debris to be removed from the Building at the end of each work day.

(f) Tenant shall promptly repair, at its sole cost and expense, any damage done to the Building or to the premises of any other tenant in the Building and to any electrical, mechanical, HVAC, sprinkler, life safety and other operating system serving the Building or other common areas appurtenant to the Building that are caused by or arise out of any work performed by Tenant or its contractor pursuant to this Section.

(g) Tenant shall be solely responsible at its sole cost and expense to correct and to repair any work or materials installed by Tenant or Tenant’s contractor. Landlord shall have no liability to Tenant whatsoever on account of any work performed or material provided by Tenant or its contractor.

(h) Landlord’s representative shall have the right to inspect any work performed by Tenant or its contractor with respect to the Risers during the normal hours of operation of the Building or such other hours as Landlord may request. All work done and materials furnished by Tenant and/or its contractor shall be of good quality, shall be performed in a good and workmanlike manner and in accordance and compliance with all applicable Laws and the other applicable provisions of this Lease.

13. ROOFTOP TERRACE. Subject to applicable regulatory prohibitions and restrictions and the availability of insurance at commercially reasonable rates, and so long as the building at 8251 Greensboro Drive, Tysons Virginia (“TMC I”) is held by ownership affiliated with Landlord and contains a rooftop terrace for use by tenants, then Tenant will have the right to reserve the use of the rooftop terrace on the TMC I building for corporate events, on a first come first served basis, and otherwise, subject to reasonable rules and regulations established by Landlord and the terms and conditions of this paragraph. Notwithstanding anything herein to the contrary, if at any time TMCI is not held by an ownership affiliated with Landlord, then Tenant shall have no right to use the rooftop terrace. Tenant’s use shall be permitted only after Building Hours and only after obtaining prior written authorization from, and subject to scheduling with, Landlord. In no event shall Tenant have the right to use the rooftop terrace in the event of emergency or at times during which another party has been granted exclusive use of the rooftop terrace. Tenant shall, at all times, comply (and cause its guests to comply) with rules and regulations established by Landlord and the owner of TMC I (including executing a waiver and use agreement and reimbursing Landlord as additional rent for all out of pocket costs associated with Tenant’s use of the rooftop terrace, including, but not limited to, clean up and security costs and indemnifying the owner of TMC I for any costs, losses or liabilities suffered or incurred by such owner in connection with Tenant’s use of the rooftop terrace). The rooftop terrace is a nonsmoking area. Tenant shall use the rooftop terrace at its own risk and neither Landlord nor the owner of TMC I shall be liable to Tenant or any of Tenant Related Parties for any damage, injury, loss, expense, compensation or claim whatsoever arising out of the use of the rooftop terrace. Any costs incurred by Landlord for the right to use the rooftop terrace shall be included in Expenses except to the extent specifically excluded therefrom pursuant to Section 5.03(B).

14. SPORT COURT.

A. So long as the parking deck serving TMC I and TMC II (the building located at 8255 Greensboro Drive) is held by an ownership affiliated with Landlord and the sport court exists as a sport court for tenants’ use, then the provisions of this Paragraph shall apply and Tenant’s employees shall have the non-exclusive right to reserve the use of the sport court on the top level of the parking garage that serves TMC I and TMC II on a first come first served basis, and otherwise, subject to reasonable rules and regulations established by Landlord and the terms and conditions of this Paragraph. Notwithstanding anything herein to the contrary, if at any time the aforesaid parking deck is not held by ownership affiliated with Landlord or the sport court does not exist as a sport court for tenants’ use, then Tenant shall have no further right to use the sport court. In no event shall Tenant have the right to use the sport court in the event of emergency or at times during which another party has been granted exclusive use of the sport court. Tenant shall use the sport court at its own risk and neither Landlord nor any other owner of TMC I or TMC II shall be liable to Tenant or any of Tenant Related Parties for any damage, injury, loss, expense, compensation or claim whatsoever arising out of the use of the sport court except as may otherwise be expressly set forth in Article 14 of the Lease. At Landlord’s request, Tenant and/or any user shall execute Landlord’s standard form of waiver, use and indemnity agreement prior to using the sport court. The costs incurred by Landlord in connection with the right to use the sport court shall be included in Expenses. Subject to the conditions contained herein, Landlord agrees to provide Tenant’s employees access to the sport court throughout the Lease Term.

B. So long as the parking deck serving TMC I and TMC II (the building located at 8255 Greensboro Drive) is held by an ownership affiliated with Landlord and the sport court exists as a sport court for tenants’ use, then the provisions of this Paragraph shall apply and Tenant shall have the right, at its sole cost and expense and in accordance with the terms and conditions of this Paragraph, to pursue such permits as may be required to enclose or cover (including wind shields) the sport court. Notwithstanding anything to the contrary contained herein, in no event shall any of the following be required or permitted in connection with the obtaining of any such permits: (i) any conditions or limitations binding on Landlord or its affiliates, successors or assigns or the Building or any property in the complex in which the Building is located, adverse or otherwise, (ii) any easements, licenses or other similar rights, or (iii) any matters that Landlord determines in its sole discretion may have an adverse effect on the value of the Building, TMC I or TMC II. Tenant shall provide Landlord with prior written notice of all actions Tenant is planning to take in connection with such permits, and Tenant shall not take any such action proposed to Landlord that Landlord does not approve (such approval not to be unreasonably withheld, conditioned or delayed). Tenant shall provide to Landlord for its review and approval all submissions, applications and other written materials that Tenant plans to submit in connection with the pursuit of the permits, and Tenant shall make any revisions thereto or substitutions therefor as Landlord reasonably requires. Upon Tenant’s request, Landlord, at Tenant’s sole cost and expense, will cooperate reasonably with Tenant in its pursuit of the permits; provided, however, that notwithstanding anything to the contrary herein, Landlord shall have the right, in its reasonable discretion, to cause Tenant to cease its pursuit of the permits, in which event Tenant shall have no further rights under this Paragraph or otherwise to pursue such permits. In the event Tenant obtains the permits for such enclosure in accordance with the foregoing, Tenant shall have the right, at its sole cost and expense, in accordance with the terms and conditions of Article 11 of the Lease governing Alterations, to construct the enclosure. It Tenant constructs such enclosure, Tenant shall be responsible, at its sole cost and expense, to maintain and repair such enclosure to keep the same in first class condition at all times during the Term of the Lease and all renewals and extensions thereof (or such earlier date on which Tenant no longer has the right to use the sport court pursuant to Section 14.A above) and, upon the expiration or earlier termination of the Term of the Lease (or, if earlier, the termination of Tenant’s right to use the sport court), Tenant shall have no rights whatsoever with respect to such enclosure, such enclosure to be deemed to be the property of the owners of TMC I and TMC II, and expressly not the personal property of Tenant.

15. PROMOTIONAL EVENTS. Upon Landlord’s prior written approval thereof following receipt of a detailed written request therefor from Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the non-exclusive right, in collaboration with Landlord, not more than two (2) times in any calendar year and for a duration of not more than two (2) days, to set up a small kiosk (of a type and size reasonably approved by Landlord) at a location within the main lobby of the Building approved by Landlord, with information and exhibits geared toward introducing Tenant’s products and services to the tenants of the Building for information purposes only (and expressly not to sell any such products and services from such kiosk), provided that there is no interference caused thereby to any other Building tenant’s use and enjoyment of the Building. In addition to the foregoing, Landlord will engage in discussions with Tenant regarding the possibility of extending such promotional events to the American Center complex, no such obligation to agree to such extension to be implied hereby.

16. CORPORATE EVENTS. Upon Landlord’s prior written approval thereof following receipt of a detailed written request therefor from Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant will have the right to reserve the land on which the Building is situated (the “Land”) for corporate events, not more than five (5) times in any calendar year, on a first come first served basis, and otherwise, subject to reasonable rules and regulations established by Landlord therefor.

17. DOG POLICY. Provided that Tenant fully complies with the dog policy guidelines attached hereto as Exhibit K and made a part hereof, then Tenant shall have the right to bring a maximum of three (3) dogs to each full floor of the Premises (e.g., based on the rentable area of the Premises as of the Lease Execution Date, Tenant shall be entitled to a maximum of nine (9) dogs in the Premises at any one time, three on each of the 9th, 10th, and 11th floors (and none in the First Floor Space)). Tenant’s rights under this Section are personal to the initial Tenant named herein and may not be exercised by any subtenant or assignee of such Tenant (other than an assignee that is an Affiliated Entity or a Permitted Successor).

18. METRO ACCESS. Landlord will not block a route of access from the Building to the boundary of the Property in the direction of the Greensboro Metro stop during the Lease Term (as the same may be extended from time to time) without providing a reasonable alternate route therefor. Landlord also will exercise commercially reasonable efforts to work with other building owners in good faith to attempt to create a pedestrian pathway direct to the Metro station, if and to the extent feasible.

19. EMERGENCY TESTING. In an effort to minimize disruption due to the performance of emergency testing for the Building, Landlord will exercise commercially reasonable efforts to schedule any such discretionary testing that is likely to cause disruption to tenants of the Building outside of Building Hours, unless otherwise required by applicable Laws.

EXHIBIT G

HVAC SPECIFICATIONS

Landlord represents to Tenant that the HVAC system for the Building has been designed to

(i)	Maintain temperatures in the Building of not more than 78°F dry bulb with relative humidity not in excess of 50% whenever the outdoor dry bulb temperature is 95°F or less and the outdoor wet bulb temperature is 78°F or less,

(ii)	Maintain temperatures in the Building of not less than 70°F whenever the outdoor dry bulb temperature is lower than 60°F but not lower than 10°F, with indoor relative humidity at such level as not to permit the formation of condensation on windows, and

(iii)	Landlord shall not be responsible if the normal operation of the Building air-conditioning system shall fail to provide conditioned air within comfortable temperature levels

(a)	In any portions of the Premises, as determined on a floor-by-floor basis, which can be expected to have an average human occupancy factor in excess of one individual for each 100 square feet of rentable area (the average human occupancy factor for which the Building air-conditioning system is designed),

(b)	In any portion of the Premises affected by Alterations unless Landlord actually approves the architectural and mechanical plans and specifications for the Alterations before the Alterations are made (whether or not Landlord’s approval of the plans and specifications is required,

(c)	In any portions of the Premises exposed to direct sunlight in which Tenant fails to keep the venetian blinds closed, or

(d)	Because of the failure by Tenant or its employees to use the HVAC system in the manner in which it was designed to be used. Tenant agrees to observe and comply with all reasonable rules from time to time prescribed by Landlord for the proper functioning and protection of the HVAC systems in the Building.

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EXHIBIT H

LOCATIONS FOR GENERATOR

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[SEE NEXT PAGE]

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EXHIBIT I

CURRENT MORTGAGEE’S FORM OF SNDA

Recording Requested by

and when Recorded return to:

WELLS FARGO BANK, N.A.

Commercial Mortgage Servicing

MAC D1086-140

550 South Tryon Street, 14th Floor

Charlotte, NC 28202

Attention:	CMS Lease Reviews
Loan No.:	35-0100006

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

•	Tenant’s Trade Name: Alarm.com

•	NOTICE: THIS SUBORDINATION AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF THE SECURITY DOCUMENTS (DEFINED BELOW).

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made as of August , 2014 by and among ALARM.COM, a Delaware corporation (“Tenant”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (f/k/a The Bank of New York Trust Company, National Association), as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14 (“Lender”), and MARSHALL PROPERTY LLC, a Delaware limited liability company (“Owner”).

RECITALS

A. Owner is the owner of the land and improvements commonly known as compromising all or a part of the Property located in a certain office building located at 8281 Greensboro Drive, Tysons, Virginia 22102 and more particularly described in Exhibit A attached hereto and made a part hereof (the “Property”).

B. Tenant is the lessee under a lease dated August     , 2014, executed by Owner, as landlord, and Tenant, as tenant (as the same may have been amended, the “Lease”), covering certain premises (the “Premises”) located at the Property.

C. Lender is the current holder of a mortgage loan (the “Loan”) previously made to Owner, evidenced by a note (the “Note”) and secured by, among other things: (a) a first mortgage, deed of trust or deed to secure debt encumbering the Property (the “Mortgage”); and

(b) a first priority assignment of leases and rents on the Property (the “Assignment of Leases and Rents”) contained in the Mortgage or in a separate document. The Mortgage and the Assignment of Leases and Rents are collectively referred to as the “Security Documents.” The Note, the Security Documents and all other documents executed in connection with the Loan are collectively referred to as the “Loan Documents.”

D. Tenant has requested Lender’s agreement that if Lender forecloses the Mortgage or otherwise exercises Lender’s remedies under the Security Documents, Lender will not disturb Tenant’s right to quiet possession of the Premises under the terms of the Lease.

E. Lender is willing to so agree on the terms and conditions provided in this Agreement, including, without limitation, Tenant’s agreement to subordinate the Lease and attorn to Lender as provided herein.

NOW, THEREFORE, for mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. SUBORDINATION. The Lease is and shall remain unconditionally subject and subordinate to (a) the liens or charges imposed by the Security Documents, (b) all currently outstanding or future advances secured by the Security Documents, and (c) all renewals, amendments, modifications, consolidations, replacements and extensions of the Security Documents. The subordination described herein is intended by the parties to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions of the Security Documents had been executed, acknowledged, delivered and recorded prior to the Lease and any amendments or modifications thereof.

2. NON-DISTURBANCE. If Lender exercises any of its rights under the Security Documents, including any right of entry on the Property pursuant to the Mortgage or upon a foreclosure of or deed in lieu of foreclosure of the Mortgage, Lender shall not disturb Tenant’s right of quiet possession of the Premises under the terms of the Lease, so long as Tenant is not in default under this Agreement or in default beyond any applicable grace period under the Lease. In addition, Lender shall not join Tenant as a party defendant in any foreclosure action of the Mortgage by Lender for the purpose of terminating the Lease so long as Tenant is not in default under this Agreement or in default beyond any applicable grace period under the Lease, unless such joinder is required by law or unless Tenant is an indispensable party or unless Lender determines that such joinder is necessary or appropriate for Lender to proceed with and/or complete such foreclosure action or to protect Lender’s interests under the Mortgage.

3. ATTORNMENT. Notwithstanding anything to the contrary contained in the Lease, should title to the Premises and the landlord’s interest in the Lease be transferred to Lender or any other person or entity by foreclosure of or deed in-lieu of foreclosure of the Mortgage, then (a) Tenant shall, for the benefit of Lender or such other person or entity, effective immediately and automatically upon the occurrence of any such transfer, attorn to Lender or such other person or entity as landlord under the Lease and shall be bound under all provisions of the Lease including, but not limited to, the obligation to pay all rent required to be paid by Tenant pursuant to the terms of the Lease, for the remainder of the

Lease term, and (b) Lender or such other person or entity shall, subject to the other terms and provisions of this Agreement (including, without limitation, the terms and provisions of Section 4 below), be bound by the obligations of the “landlord” under the Lease first accruing during the period of Lender’s or such other person’s or entity’s fee ownership of the Premises (but only during the period of Lender’s or such other person’s or entity’s fee ownership of the Premises and only so long as the Lease is in full force and effect).

4. PROTECTION OF LENDER. If Lender succeeds to the interest of landlord under the Lease, Lender shall not be:

•	(a) liable for any act or omission of any previous landlord under the Lease;

•	(b) subject to any offsets or defenses which Tenant may have against any previous landlord under the Lease;

•	(c) bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any previous landlord;

•	(d) obligated to make any payment to Tenant which any previous landlord was required to make before Lender succeeded to the landlord’s interest;

•	(e) accountable for any monies deposited with any previous landlord (including security deposits), except to the extent such monies are actually received by Lender;

•	(f) bound by any amendment or modification of the Lease or any waiver of any term of the Lease made without Lender’s written consent, except for any document which simply memorializes and documents the exercise by Tenant of any renewal term, expansion option, right of first offer to lease, or right of first refusal to lease exercised by Tenant pursuant to the Lease (subject, however, in all instances to the provisions of Section 4(h) below);

•	(g) bound by any surrender or termination of the Lease made without Lender’s written consent (unless effected unilaterally by Tenant pursuant to the express terms of the Lease);

•

(h) obligated to complete (or to pay for) any improvement or construction on the Property (and in no event shall Lender be liable for (or obligated or required to honor or pay) any damages (including liquidated damages) or rent credits as a result of (or in connection with) any delay or failure in the completion of any work or the delivery of the Premises), or accountable or liable for, or required to pay or honor or reimburse Tenant for, any tenant improvement allowance, construction allowance (including, without limitation, the Allowance (as defined in the Lease)), payment, reimbursements, or leasing commissions, and in no event shall Tenant have the right to offset or deduct any such allowance (including, without limitation, the Allowance), payment, reimbursement or commission against or from any rent or additional rent due under the Lease or otherwise receive a credit against any rent or additional rent due under the Lease for any such allowance (including, without limitation, the Allowance), payment, reimbursement or commission, nor shall rent or additional rent abate to pay all or any portion of any such allowance (including, without limitation, the Allowance), payment, reimbursement or commission;

•	(i) liable for any default of any previous landlord under the Lease;

•	(j) bound by any provision in the Lease granting Tenant a purchase option or first right of refusal or offer with regard to the Property.

•	Furthermore, notwithstanding anything to the contrary contained in this Agreement or the Lease, upon any such succession, the Lease shall be deemed to have been automatically amended to provide that Lender’s obligations and liabilities under the Lease shall be limited solely to Lender’s interest, if any, in the Property, and the proceeds from any sale or disposition of the Property by Lender (collectively, “Lender’s Interest”) and, following such succession, Tenant shall look exclusively to Lender’s Interest for the payment or discharge of any obligations of Lender under the Lease.

•	Nothing contained in Section 4(i) above, however, shall relieve Lender from Lender’s obligation to cure any maintenance or repair default under the Lease by Owner with respect to the Premises which is continuing when Lender succeeds to Owner’s interest under the Lease and acquires title to the Premises, provided that (and on the condition that) (i) Lender had written notice of such default in accordance with Section 5 below prior to succeeding to Owner’s interest under the Lease and acquiring title to the Premises, (ii) Lender had (and is given) the opportunity to cure such default within the time period provided under Section 5 below, (iii) Lender shall only be required and obligated to perform any such maintenance or repair obligation to the extent that the failure to perform such obligation materially interferes with Tenant’s use and occupancy of the Premises, and (iv) Lender’s obligation to cure such default shall be limited solely to performing the maintenance or repair obligation as required pursuant to the terms of the Lease (and in no event shall Lender have any other liability or obligation with respect to such default or be liable for any damages in connection therewith).

5. LENDER’S RIGHT TO CURE. Tenant shall deliver to Lender a copy of any notice of any default(s) by landlord under the Lease in the same manner as, and whenever, Tenant shall give any such notice to Owner, and no such notice shall be deemed given to Owner unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy, or cause to be remedied, any default by Owner under the Lease, and, for such purpose Tenant grants Lender such additional period of time (not to exceed ninety (90) additional days) as may be reasonable to enable Lender to remedy, or cause to be remedied, any such default in addition to the period given to Owner for remedying, or causing to be remedied, any such default. Tenant shall accept performance by Lender of any covenant or condition to be performed by Owner under the Lease with the same force and effect as though performed by Owner. No default by

Landlord under the Lease shall exist or shall be deemed to exist (a) so long as Lender, in good faith, shall have commenced to cure such default within the above-referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (b) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by Lender, so long as Lender, in good faith, shall have notified Tenant that Lender intends to institute enforcement proceedings under the Security Documents, and, thereafter, so long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. Lender shall have the right, without notice to Tenant or Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of the Mortgage or otherwise realize upon the Mortgage or to exercise any other remedies under the Security Documents or state law.

6. ASSIGNMENT OF LEASES AND RENTS. Tenant consents to the Assignment of Leases and Rents and acknowledges Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignment or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Upon Tenant’s receipt of a written notice from Lender of a default by Owner under the Loan, Tenant shall thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. Lender’s delivery of such notice to Tenant, or Tenant’s compliance therewith, shall not be deemed to (a) cause Lender to succeed to or assume any obligations or responsibilities of Owner under the Lease or (b) relieve Owner of any of its obligations under the Lease. Owner agrees that any payments so made to Lender shall be deemed to have been made in accordance with and in satisfaction of Tenant’s obligation to pay rent under the Lease.

7. INSURANCE PROCEEDS AND CONDEMNATION AWARDS. Notwithstanding anything to the contrary contained in this Agreement or the Lease, the terms of the Loan Documents shall continue to govern with respect to the disposition of any insurance proceeds or condemnation awards, and any obligations of Owner to restore the Property following a casualty or condemnation shall, insofar as they apply to Lender, be limited to the amount of any insurance proceeds or condemnation awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards. Following the foreclosure or deed in lieu of foreclosure of the Mortgage, the provisions of this section shall remain in full force and effect unless and until fee title to the Premises becomes vested in a person or entity other than (a) the holder of the Loan at the time of such foreclosure or deed in lieu of foreclosure or (b) a parent, subsidiary or affiliate of such holder. Nothing contained in this Section 7 shall, however, limit any of Tenant’s termination rights expressly set forth in Section 17 or Section 18 of the Lease upon a casualty or condemnation.

8. ASSIGNMENT OF LEASE BY TENANT. Tenant shall not assign any right or interest of Tenant under the Lease, (except for an assignment that is permitted under the Lease without Owner’s consent), without Lender’s prior written consent (which consent shall not be unreasonably withheld).

9. MISCELLANEOUS.

10. Heirs, Successors and Assigns. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto. The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, trustees and agents, as well as any single purpose entity established by Lender to take title to the Property by reason of such foreclosure or deed in lieu of foreclosure. The terms “Tenant” and “Owner” as used herein include any successor or assign of the named Tenant and Owner herein, respectively; provided, however, that such reference to Tenant’s or Owner’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Owner.

11. Addresses; Request for Notice. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, or by certified first class mail, return receipt requested, to the address below. All such notices and communications shall be effective upon receipt of such delivery. The addresses of the parties shall be:

Tenant:	Lender:

Alarm.com	WELLS FARGO BANK, N.A.
8281 Greensboro Drive	Commercial Mortgage Servicing
Tysons, Virginia 22102	MAC D1086-140
Attn:	550 South Tryon Street, 14th Floor
Charlotte, NC 28202

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement.

12. Entire Agreement. This Agreement constitutes the entire agreement between Lender and Tenant with regard to the subordination of the Lease to the Security Documents and the rights and obligations of Tenant and Lender as to the subject matter of this Agreement, and shall supersede and cancel, but only insofar as would affect the priority between the Security Documents and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust, a mortgage or mortgages, a deed or deeds to secure debt or a trust indenture or trust indentures.

13. Disbursements. Lender, in making disbursements of any funds pursuant to the Loan Documents, is under no obligation to, nor has Lender represented that it will, monitor or control the application of such funds by the recipient and any application of such funds, including, without limitation, any application of such fund for purposes other than those provided for in the Loan Documents, shall not defeat this agreement to subordinate in whole or in part.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument.

15. Section Headings. Section headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

16. Attorneys’ Fees. If any legal action, suit or proceeding is commenced between Tenant and Lender regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

18. Termination; Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

19. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties or the interpretation and enforcement of the rights and duties of the parties shall be governed by the law of the state where the Property is located, without regard to any conflicts of law principles.

20. Authority. Tenant and all persons executing this Agreement on behalf of Tenant jointly and severally represent and warrant to Lender that such persons are authorized by Tenant to do so and that such execution hereof is the binding act of Tenant enforceable against Tenant.

21. Form of Agreement. Owner and Tenant acknowledge that Wells Fargo Bank, N.A. enters into numerous agreements of this type on a regular basis, both in its own capacity and as a commercial mortgage servicer on behalf of other lenders, and that the specific provisions contained in any agreement of this type entered into by Wells Fargo Bank, N.A. will vary depending on numerous transaction-specific factors, including, without limitation, the borrowers, loan documents, tenants, leases, servicers, servicing agreements and property and market conditions involved in the transaction. Accordingly, Owner and Tenant further acknowledge that the specific provisions contained in this Agreement will not necessarily be acceptable to Wells Fargo Bank, N.A. in connection with any other transaction.

22. Delivery of SNDA. Upon Tenant’s receipt of this Agreement executed by Owner and Lender, Tenant acknowledges and agrees that this Agreement unconditionally satisfies Owner’s obligation pursuant to the Lease to deliver to Tenant a SNDA (as defined in the Lease) or other similar agreement from Lender with respect to the Mortgage (but not with respect to any future mortgages).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LENDER:

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (f/k/a The Bank of New York Trust Company, National Association), as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ 14

By:	Wells Fargo Bank, National Association, solely in its capacity as Wells Fargo Master Servicer, as authorized under that certain Pooling and Servicing Agreement, dated as of May 1, 2007

By:
Name:
Its:

TENANT:

ALARM.COM, a Delaware corporation

By:
Name:
Its:

OWNER:

MARSHALL PROPERTY LLC, a Delaware limited liability company

By:
Name:
Its:

•	IT IS RECOMMENDED THAT, PRIOR TO EXECUTING THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

•	ALL SIGNATURES MUST BE ACKNOWLEDGED.

STATE OF	)
) SS.
COUNTY OF	)

On             , 2014, personally appeared the above named                     , a                      of WELLS FARGO BANK, NATIONAL ASSOCIATION, acting in its authorized capacity as Master Servicer for and on behalf of THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (f/k/a The Bank of New York Trust Company, National Association), as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14, and acknowledged the foregoing to be the free act and deed of said association, before me.

Notary Public
My commission expires:

STATE OF	)
) SS.
COUNTY OF	)

On             , 2014, personally appeared the above named                     , the                     , of ALARM.COM, a Delaware corporation and acknowledged the foregoing to be the free act and deed of ALARM.COM, a Delaware corporation, before me.

Notary Public
My commission expires:

STATE OF	)
) SS.
COUNTY OF	)

On             , 2014, personally appeared the above named                     , the                     , of MARSHALL PROPERTY LLC, a Delaware limited liability company and acknowledged the foregoing to be the free act and deed of MARSHALL PROPERTY LLC, a Delaware limited liability company, before me.

EXHIBIT A

(Description of Property)

EXHIBIT A to SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated as of August     , 2014, executed by ALARM.COM, a Delaware corporation (“Tenant”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (f/k/a The Bank of New York Trust Company, National Association), as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14 (“Lender”), and MARSHALL PROPERTY LLC, a Delaware limited liability company (“Owner”).

All that certain land located in the County of Fairfax, State of Virginia, described as follows:

All that certain part or parcel of land, and improvements thereon, lying and being situate in the County of Fairfax, State of Virginia, being more particularly described as follows:

Lot 3A, Leasco Office Park, as the MUM is shown on plat entitled “Resubdivision of Lot 3, Leasco Office Park,” duly dedicated and recorded per Deed of Resubdivision on September 13, 1994 in Deed Book 9238 at Page 1584, among the Land Records of Fairfax County, Virginia.

TOGETHER WITH AND SUBJECT TO casements for the use of parking areas, and common areas, and the parking structures and the general casements, including the terms, provisions, conditions, rights and privileges relating thereto, contained In Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7 and 2.8 of the Declaration of Easements, Covenants and Conditions dated September 26, 1994 and recorded in Deed Book 9250 at Page 1860 as amended by First Amendment to Declaration of Easements, Covenants and Conditions recorded in Deed Book 9431 at Page 1203, among the aforesaid Land Records.

Tax Map Number 029-3-15-0003A

EXHIBIT J

JANITORIAL SPECIFICATIONS

Tenant Suite Daily Functions

A.	BREAKROOM/ RESTAURANT/ CAFETERIA. Dining area including tables and counter tops will be wiped and carpet vacuumed. Table and chair legs will be dusted and walls will be kept clean. Vending machines and exterior of appliances will be wiped as needed.

B.	CARPETS. All carpet in tenant space and common area will be vacuumed thoroughly. Care will be taken to avoid damaging furniture, baseboards, and walls. Contractor will not be responsible for the removal of staples in the carpet. Spot clean carpet on an as needed basis.

C.	FLAT SURFACE DUSTING. All flat surfaces under six feet will be dusted with a soft, treated dust cloth. These areas will include, but not be limited to, desks, tables and other furniture, file cabinets, ledges, shelves, sills, and any other flat surfaces. Dusting of desktops will be limited to areas free of work papers. Desks that are covered with work papers will not be dusted. Horizontal surfaces of chairs will be dusted and fabric upholstered surfaces will be spot whisked. All chairs will be replaced in their proper position to maintain an orderly appearance.

D.	GLASS. AB inner office glass panels are to be spot cleaned to remove any fingerprints and smudges. Building and tenant entrance doors will be cleaned inside and out, around handles, knobs, and panic bars to remove soil smudges and fingerprints up to 72” in height. The glass over the directory will also be cleaned the same frequency as the doors. The remainder of the glass will be spot cleaned as necessary.

E.	HARDWARE. Lobby hardware, including metal directory surfaces, elevator hardware, metal door handles, panic bars, metal baseboards, push plates, and kick plates will be wiped with a dry treated cloth to remove fingerprints and smudges. These areas will also be buffed with a dry cloth to achieve a shiny surface. Painted or polished metal railings will be kept free of dust and smudges by wiping with a dry cloth.

F.	HARD SURFACE FLOOR CLEANING. All tile, marble, wood, parquet, and other floor surfaces throughout the building, including stock rooms, kitchenettes, and break areas, will be dust mopped and thoroughly damp mopped to maintain a clean and stain-free appearance. Remove any gum, tar, etc., adhering to floor surfaces.

G.	RESTROOM/BREAKROOM SINKS. Sinks will be cleaned and sanitized. Bright metal surfaces including faucets, grab bars, dispensers and flushometers, will be cleaned with a non-scratch disinfectant and will be dry shined. Vanity surfaces will be damp wiped and sanitized.

H.	TELEPHONES. All telephones, including elevator handsets, will be sanitized and wiped dry.

I.

WASTE RECEPTACLES. All waste receptacles will be emptied, and returned to their original locations. The liner will be replaced when necessary, no less than once per week, with all liners fitting neatly and with a minimum of overhang. If applicable, all surfaces will be damp wiped to remove streaks and runs as needed. All trash, including labeled recyclable materials (where applicable), will be removed to a designated area. Recycling containers will be provided for the Contractor’s use.

J.	WATER FOUNTAINS. Water fountain dispensing areas and bowls will be washed with a disinfectant solution and dry shined to insure a clean, healthy condition. The sides of the metal housing unit will be wiped with a damp cloth to remove streaks and runs.

Tenant Suite Weekly Functions

A.	HARD SURFACE FLOOR PREVENTATIVE. Tile areas of composition floors will be spray buffed. All hard surface floors will be machine scrubbed and refinished as needed to maintain a deep shine and scratch-free appearance.

B.	LOW DUSTING. Furniture legs, chain rungs, structural and furniture ledges, door louvers, windowsills, wood paneling, vinyl or wood base molding and other low areas will be dusted with a treated cloth.

C.	PLANTERS. Remove debris and polish all interior planters.

D.	WALLS. Wall surfaces around light switches, doorknobs, handrails, and other traffic areas are to be spot cleaned.

E.	WOOD DOORS. All exterior and interior wood doors, including frames and hinges, will be wiped down.

F.	MIRRORS. Wash and polish all mirrors with a non-scratch disinfectant and dry shine.

Tenant Suite Monthly Functions

A.	BLINDS. All window and door blinds will be dusted thoroughly with a treated duster or cloth that is able to reach high areas.

B.	CARPET EDGING. Detailed edge vacuuming will be performed around all baseboards, furniture edges, and in hard-to-reach places.

C.	HIGH DUSTING. Clean vents, heating and air conditioning grills including surrounding wall and ceiling areas, picture frames, wall hangings, and ledges above six feet. Lights are to be thoroughly dusted with a treated duster which is able to reach high areas, or a dust cloth. In service and basement areas, dust exposes pipes, duets, and conduit.

D.	UPHOLSTERED FURNITURE. All upholstered furniture will be vacuumed with the proper attachments.

Tenant Suite as Needed Functions

A.	HARD SURFACE FLOOR MAINTENANCE. Hard surface floors will be stripped, sealed, and refinished as often as needed to maintain a deep shine and scratch-free appearance. Any necessary repair to floor surfaces due to negligence of cleaning Contractor shall be the sole responsibility of the Contractor.

B.	VACANT SPACE. Clean and vacuum spaces one time upon move out of tenant.

C.	SIGNAGE. Clean interior and exterior signage free of dust, debris, fingerprints, etc. on an as needed basis.

D.	SUPPLIES. All supplies required for the effective cleaning and maintenance of the building as stated in these specifications will be supplied by the Contractor at its expense. Detailed specifications of all supplies are to be provided to the Owner by the Contractor, and said supplies are to be approved by the Owner prior to purchase by the Contractor. All plastic bags used in the nightly collection of trash from the buildings will be furnished by the Contractor. Landlord reserves the right to manage the procurement of supplies and plastic.

EXHIBIT K

DOG POLICY GUIDELINES

Tysons Metro Center III

DOG RULES & REGULATIONS

Following are the terms and conditions upon which Alarm.com Incorporated (“Tenant”) will be permitted to bring non-service dogs into Tenant’s Premises through Tysons Metro Center III (the “Building”).

1.	Tenant must submit its application(s) for each dog via Landlord’s designated tenant work order request system. Landlord requires property management’s in person pre-screening of all dogs prior to application approval.

2.	Tenant’s employee must submit to Landlord copies of the dog’s current license and vaccinations upon application.

3.	Tenant (a) must maintain company liability insurance reasonably acceptable to Landlord against dog incidents and provide Landlord with evidence of such coverage, and (b) takes full responsibility for the management of its permitted dogs and issues that arise within its premises and the Building related to the dogs it permits. Such incidents may include, but are not limited to co-employee issues, co-tenant complaints, and guest concerns, dog interactions with other dogs, additional maintenance, and dog behavior. Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss, damage, or injury whatsoever caused by any such dogs, and Tenant shall indemnify, defend and hold Landlord harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord in connection with any such dogs.

4.	Any Tenant desiring to permit dogs will be responsible for all dog related housekeeping and maintenance expenses determined as necessary by Landlord and incurred by Landlord in the maintenance of Tenant’s premises beyond building standard contract services.

5.	There is a limit of 3 dogs per each full floor leased with active Building access status, and such 3 dogs per floor shall not be permitted on any other floor of the Premises (i.e., no full floor of the Premises shall contain more than 3 dogs at any time).

6.	Access to and egress from the Building and tenant premises shall be as follows:

a.	Enter or exit the Building using only the lower level service entrance next to the Building loading dock using an approved access device.

b.	Access or exit the elevator bank using only the lower level service corridor utilizing an approved access device.

c.	Access and exit the Tenant’s Premises only via the Service Elevator designated specifically for dog accessibility and access employee’s approved floor only.

d.	Immediately access or depart Tenant’s Premises without entering any other areas of the Building such as common area restrooms or stairwells, or other.

7.	Dogs are not permitted on passenger elevators, in restrooms, fire stairwells (except in an emergency), bicycle room, the conference facility, the locker rooms, the main lobby, or in any Building public or common space existing currently or designated as such by Landlord in the future.

8.	Dogs are not permitted in the landscaped areas adjacent to the property and cannot be in the vicinity of either the main or rear entrances to the building lobby.

9.	Landlord reserves the right, from time to time, to ban certain breeds of dogs, at its sole discretion, and to modify the Dog Rules & Regulations as it deems necessary.

10.	Any violation of these rules shall constitute a default under the Lease, entitling Landlord to all remedies therefor set forth in the Lease, and if two or more such defaults under this Exhibit occur during any twelve (12) month period, Landlord shall have the right to disallow any and all dogs in the Premises thereafter.

Pet Restrictions:

☒ Dogs in excess of 40 pounds, taller than 24 inches, and not “house broken” are prohibited from the Building.

☒ Any observed aggressive behavior, such as growling, barking, chasing, nipping or biting will result in the dog being permanently removed from the Building.

☒ Any dog with excessive odors or perceived to be unhealthy, unclean, infested with fleas/ticks/other, or not adequately groomed, will not be permitted into the Building.

☒ All dogs must be attended at all times; must always be on a leash when outside Tenant premises as access and exit occurs and while on the property of Landlord.

☒ Tenants are required to clean up after their dogs whether in any designated dog relief area, or on sidewalks and streets, pursuant to Fairfax County ordinance.

☒ Any dog “accidents” or failure of Tenant to clean up after its permitted dogs will result in any offending dog being banned permanently from the Building. Additionally, “puppy pads” or similar indoor relief treatments and measures are strictly prohibited.

☒ Tenants shall be responsible for the cost of all cleaning, pest control (e.g. treatment for ticks and fleas), and all other items associated with their dogs, which costs shall be Additional Rent.

EXHIBIT L

Approved Logo for Signage

L-1

EXHIBIT M

LOCATION OF STORAGE SPACE

M-1

EXHIBIT N

FORM OF GUARANTY OF LEASE (LANDLORD’S OBLIGATION TO PAY ALLOWANCE)

GUARANTY OF LEASE

FOR VALUE RECEIVED and in consideration for and as an inducement to ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”) to lease certain real property from MARSHALL PROPERTY LLC, a Delaware limited liability company as landlord (“Landlord”), pursuant to a lease dated August 8th, 2014 (the “Lease”) by and between Landlord and Tenant, the undersigned, BCSP V U.S. INVESTMENTS, L.P. (“Guarantor”), does hereby unconditionally and irrevocably guarantee to Tenant Landlord’s obligation to pay the Allowance (as defined in the Lease) (the “Obligations”) in accordance with and subject to the provisions of the Lease, for which the undersigned shall be jointly and severally liable with Landlord, Except for Landlord’s obligation to pay the Allowance, Guarantor does not guarantee any of Landlord’s obligations under the Lease and Guarantor shall have no obligations or liabilities under the Lease. If any default on the part of Landlord shall occur with respect to the Obligations, the undersigned does hereby covenant and agree to pay to Tenant in each and every instance such sum or sums of money as Landlord is and shall become liable for or obligated to pay under the Lease. Such payments of the Obligations shall be made at such times as the same shall become payable under the Lease. Upon full satisfaction of Landlord’s obligation to pay the Allowance this Guaranty shall be null and void and of no further force or effect.

The maintenance of any action or proceeding by Tenant to recover any sum or sums that may be or become due under the Obligations shall not preclude Tenant from thereafter instituting and maintaining subsequent actions or proceedings for any subsequent default or defaults of Landlord under the Lease. The undersigned does hereby consent that without affecting the liability of the undersigned under this Guaranty and without notice to the undersigned, time may be given by Tenant to Landlord for payment and performance of the Obligations, or any of them, and such time extended and indulgence granted, from time to time, or Tenant may avail itself of or exercise any or all of the rights and remedies against Landlord provided by law or by the Lease, and may proceed either against Landlord alone or jointly against Landlord and the undersigned or against the undersigned alone without first prosecuting or exhausting any remedy or claim against Landlord. The undersigned does hereby further consent to any subsequent change, modification or amendment of the Lease in any of its terms, covenants or conditions, all of which may be made without notice to or consent of the undersigned and without in any manner releasing or relieving the undersigned from liability under this Guaranty.

The undersigned does hereby agree that the bankruptcy of Landlord shall have no effect on the obligations of the undersigned hereunder. The undersigned does hereby further agree that in respect of any payments made by the undersigned hereunder, the undersigned shall not have any rights based on suretyship, subrogation or otherwise to stand in the place of Tenant so as to compete with Tenant as a creditor of Landlord, unless and until all claims of Tenant under the Obligations shall have been fully paid and satisfied. Notwithstanding the foregoing, in connection with the enforcement of this Guaranty by the Tenant, the Guarantor may assert any defense against the Tenant which is available to the Landlord under the Lease, except defenses related to bankruptcy or creditors’ rights, or defenses related to the authority of the parties to enter into the Lease or this Guaranty or to perform their obligations thereunder.

N-1

Neither this Guaranty nor any of the provisions hereof can be modified, waived or terminated, except by a written instrument signed by Tenant. The provisions of this Guaranty shall apply to, bind and inure to the benefit of the undersigned and Tenant and their respective heirs, legal representatives, successors and assigns. If Tenant should prevail in any suit against Guarantor to enforce this Guaranty or any covenants or obligations hereunder, then Guarantor shall pay to Tenant, upon demand, all reasonable, out of pocket attorneys’ fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder. This Guaranty shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia. For the purpose solely of litigating any dispute under this Guaranty, the undersigned submits to the jurisdiction of the courts of said commonwealth.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date of the Lease.

GUARANTOR:

BCSP V -U.S. INVESTMENTS, L.P.

By:	BCSP REIT V, its general partner

By:	/s/ Matthew T. Golden
Matthew T. Golden
General Counsel and Managing Director

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